CONFIDENTIAL TREATMENT REQUESTED. Confidential portions of this document have been redacted and have been separately filed with the Commission.

JOINT VENTURE AND LICENSE OPTION AGREEMENT

BY AND BETWEEN

TG THERAPEUTICS, INC.

AND

NOVIMMUNE S.A.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

This JOINT VENTURE AND LICENSE OPTION AGREEMENT (the “Agreement”) is entered into on June 18, 2018 (the “Effective Date”) between Novimmune SA, a Swiss company having an address at 14 ch. des Aulx, 1228 Plan-Les-Ouates, Geneva, Switzerland (“NOVIMMUNE”) and TG Therapeutics, Inc., a Delaware corporation, with a place of business at 2 Gansevoort Street | 9th Floor, New York, NY, USA (“TGTX”).  Novimmune and TGTX are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, NOVIMMUNE is a pharmaceutical company focused on the discovery and development of antibody-based drugs for the treatment of inflammatory diseases, immune-related disorders and cancer.

WHEREAS, TGTX is a biopharmaceutical company engaged in the development, manufacturing and marketing of pharmaceutical products directed toward the treatment of B-cell proliferative diseases;

WHEREAS, NOVIMMUNE and TGTX desire to establish a contractual Joint Venture (the “JV”) with an aim for broad collaboration under this Agreement for the joint development and commercialization of the Product (as defined below) on a worldwide basis, for the treatment of B-cell proliferative diseases and such other indications as the Parties may jointly or unilaterally develop with TGTX serving as the primary responsible Party for the development, manufacturing and commercialization;

WHEREAS, TGTX will be responsible for the manufacture or will have manufactured clinical and commercial supplies of the Finished Product, in addition to the *g of ready-to-be-labelled Product initially supplied by NOVIMMUNE (the “Novimmune Initial Drug Supply”) for use by TGTX according to the Development Plan, as described below;

WHEREAS, TGTX will be responsible for the development and commercialization of the Product in the Territory (see section 1.89) and the Parties shall share equally (subject to adjustment as more fully described in this Agreement) in the costs and expense of and in the profits resulting from marketing and sales of the Product in the Territory in accordance with the terms set forth below; and

WHEREAS, NOVIMMUNE desires to grant to TGTX exclusive rights to the Product for the joint development and commercialization of the Product, under this Agreement, and TGTX desires to obtain such rights for the joint development and commercialization of the Product in each case on the terms set forth below;

NOW THEREFORE, in consideration of the foregoing premises and mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

* Confidential material redacted and filed separately with the Commission

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

ARTICLE I.                      ARTICLE 1

SECTION 1.01                                DEFINITIONS

            The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.

1.1
“Adverse Event” means any untoward medical occurrence in a human clinical trial subject or in a patient who is administered a Product, whether or not considered related to the Product, including any undesirable sign (including abnormal laboratory findings of clinical concern), symptom or disease associated with the use of a Product, as defined more fully in 21 CFR §312.32.

1.2
“Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party.  For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise.

1.3
“Alliance Representative” has the meaning set forth in Section 2.4.

1.4
“Bulk API” means the Product in bulk form.

1.5
“Business Day” means any day other than (i) Saturday or Sunday or (ii) any other day on which banks in New York, New York, United States or Geneva, Switzerland are permitted or required to be closed.

1.6
“Cause” means, for purposes of Section 13.2(b), any failure of TGTX, following good-faith efforts, to get clearance from the appropriate Regulatory Authority to commence Phase 1 Clinical Trials under an active IND or CTA or any unfavorable result (interim or final) from a Clinical Trial (or non-clinical toxicology study) that, as reasonably determined by TGTX, causes material concerns regarding the tolerability, safety or effectiveness of the Product.

1.7
“Change of Control” means (i) the acquisition, directly or indirectly, by any person, entity or “group” (within meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) by means of a transaction or series of related transactions, of (a) beneficial ownership of fifty percent (50%) or more of the outstanding voting securities of a Party (or the surviving entity, as applicable, whether by merger, consolidation, reorganization, tender offer or other similar means), or (b) all, or substantially all, of the assets of a Party; or (ii) any consolidation or merger of a Party with or into any Third Party, or any other corporate reorganization involving a Third Party, in which those persons or entities that are stockholders of the Party immediately prior to such consolidation, merger or reorganization (or prior to any series of related transactions leading up to such event) own fifty (50%) or less of the surviving entity’s voting power immediately after such consolidation, merger or reorganization

1.8
“Claims” has the meaning set forth in Section 11.1.

1.9
“Clinical Trial” means, collectively, any Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, or Phase IV Clinical Trial using the Product, as applicable.

1.10
“CTA” means an application for Clinical Trial Authorization filed with a Regulatory Authority in the Territory to undertake clinical trials of an investigational new drug, the filing of which is necessary to commence or conduct clinical testing of a pharmaceutical product in humans in the Territory outside the U.S.

1.11
“Commercial Expenses” means those expenses incurred for the purpose of the Commercialization of the Finished Product which are consistent with the budget set forth in the  Commercialization Plan and are specifically attributable to the Commercialization of Finished Products, and shall consist of (i)  Cost of Goods Sold, (ii) Pre-Marketing Expenses, (iii) Marketing Expenses, (iv) Distribution Expenses, (v) Clinical Phase IV and Related Expenses, (vi) Regulatory Expenses, (vii) the Launch Expenses, (viii) Medical Science Liaison Expenses, and (ix) amounts paid to Third Party licensors as described in Section 8.4 (as such terms are defined in Exhibit H).  Commercial Expenses shall exclude Development Expenses, even if incurred after the first commercial launch of a Finished Product, and shall exclude any costs that are deductible from Net Sales under the definition thereof (e.g., distributor fees).  For avoidance of doubt, any cost deducted in the calculation of Net Sales shall not be included in the calculation of the Commercial Expenses.

1.12
“Commercialization”, with a correlative meaning for “Commercialize”, means all activities undertaken before and after obtaining Regulatory Approval relating specifically to the pre-marketing, launch, promotion, marketing, sale, and distribution of a pharmaceutical product, including: (a) strategic marketing, sales force detailing, advertising, medical education and liaison, and market and product support; and (b) any Phase IV Clinical Trials, and (c) all customer support and Product distribution, invoicing and sales activities.

1.13
“Combination” shall mean a co-administration of Product combined with any other active pharmaceutical ingredient.

1.14
“Commercialization Plan” has the meaning set forth in Section 5.2(b).

1.15
“Confidential Information” means, with respect to a Party, all confidential Information of such Party that is disclosed to the other Party under this Agreement, which may include, but is not limited to specifications, know-how, trade secrets, legal information, technical information, drawings, models, business information, inventions, discoveries, methods, procedures, formulae, protocols, techniques, data, and unpublished patent applications, in each case whether disclosed in oral, written, graphic, or electronic form.  All Confidential Information disclosed by either Party pursuant to the Mutual Confidential Disclosure Agreement between the Parties dated February 15, 2018 shall be deemed to be such Party’s Confidential Information disclosed hereunder.

1.16
“Control” means, with respect to any material, Information, or intellectual property right, that a Party owns or has a license to such material, Information, or intellectual property right and has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to such material, Information, or intellectual property right on the terms and conditions set forth herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be first required hereunder to grant to the other Party such access, license, or sublicense.

1.17
“Detail” or “Detailing” means, with respect to the Product, the communication by a Sales Representative during a sales call (a) involving face-to-face contact, (b) describing in a fair and balanced manner the Regulatory Authority-approved indicated uses and other relevant characteristics of the Product, (c) using promotional materials in an effort to increase the prescribing and/or hospital ordering preferences of the Product for its approved indicated uses, and (d) made at such medical professional’s office, in a hospital, at marketing meetings sponsored by a Party for the Product or other appropriate venues conducive to pharmaceutical product informational communication where the principal objective is to place an emphasis, either primary or secondary, on the Product with such medical professional.

1.18
“Develop” or “Development” means all activities relating to preparing and conducting preclinical testing, toxicology testing, human clinical studies and regulatory affairs for obtaining the Regulatory Approvals, process development for manufacture and associated validation, quality assurance and quality control activities (including qualification lots).  Development shall exclude all Phase IV Clinical Trials.

1.19
“Development Budget” means the budget of Development Expenses expected to be incurred by the Parties in connection with the performance of the Development Plan.

1.20
“Development Expenses” means (i) any amounts payable by a Party for the Development or Manufacturing of Finished Product (excluding the cost of the NOVIMMUNE Initial Drug Supply), (ii) any amounts payable by a Party for obligation to a third party for non-clinical studies and Clinical Trials, (iii) the cost of supply of Finished Product or bulk API used for the Development of the Product as well as the freight, postage, shipping, transportation, insurance, warehousing and handling charges paid  with regard to such Finished Product or Bulk API.

1.21
“Development Plan” means the plan for Development in the Territory.  The initial Development Plan is attached hereto as Exhibit D and covers through the completion of the Phase I clinical study.  Exhibit D may be from time to time added or modified by the Joint Steering Committee (JSC), as per section 2.2.

1.22
“Diligent Efforts” means, with respect to a Party’s obligation under this Agreement to Develop or Commercialize a Product, the level of efforts and resources required to carry out such obligation in a sustained manner consistent with the efforts and resources a similarly situated biopharmaceutical company devotes to a product of similar market potential, profit potential or strategic value within its portfolio, based on conditions then prevailing i.e. it shall mean the efforts required in order to carry out a task or objective in a diligent and sustained manner without undue interruption, pause or delay, which level is at least commensurate with the level of efforts that a pharmaceutical company would devote to a product of similar potential and having similar commercial and scientific advantages and disadvantages as compared to the Product hereunder. Diligent Efforts requires (without limitation) that the Party exerting such efforts (i) promptly assign responsibility for its obligations to specific employee(s) or contractor(s) who are held accountable for progress and monitor such progress, on an ongoing basis, (ii) set and continue to seek to achieve specific and meaningful objectives for carrying out such obligations, and (iii) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives, in each case in a diligent manner.

1.23
“Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.

1.24
 “EMA” means the European Medicines Agency, or any successor thereto, which is responsible for coordinating the centralized system for Regulatory Approval of pharmaceutical products in the European Union and the European Economic Area and recommending to the European Commission (the “EC”) that the EC grant Regulatory Approval of certain pharmaceutical products in the EU and EEA under such centralized system.

1.25
“European Union” or “EU” means all of the European Union member states as of the applicable time during the Term.

1.26
“FDA” means the U.S. Food and Drug Administration or its successor.

1.27
“FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended.

1.28
“Field" means the prevention, diagnosis, treatment or amelioration of any disease or condition in humans or animals.

1.29
“Finished Manufacture” means the manufacture (and all reasonably necessary testing, including release and, as appropriate, stability testing) of Finished Product from Bulk API.

1.30
“Finished Product” means a Product that has been filled into vials, syringes or manufactured into other pharmaceutical presentations for administration; finished and labeled for use in clinical trials or for commercial purposes in accordance with the applicable specifications and legal requirements.

1.31
“Financial Force Majeure” shall mean any situation outside of either Party’s control that causes either Party to be unable to raise capital to continue the Development of the Product for some period of time, including without limitation, poor financing environment for biotech companies, product failure or delay or any similar factors forcing a delay in appropriate financing for either Party.

1.32
“First Commercial Sale” means, with respect to a particular country, the first sale to a Third Party of the Product in such country after Regulatory Approval has been obtained in such country.

1.33
“Fiscal Year” means the twelve (12)-month period commencing on January 1 of a given year and ending on December 31 of the same year.

1.34
“Biosimilar Product” means a biologic product that (i) is highly similar to the active ingredient in the Product where the Product is the reference-listed biologic, and (ii) is approved by a Governmental Authority pursuant to a Biosimilar License Application an application under 42 U.S.C. §262(k), or similar application.

1.35
“Good Clinical Practices” or “GCP” means the then-current good clinical practice standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA, and comparable regulatory standards, practices and procedures in jurisdictions outside the U.S., in each case as they may be updated from time to time.

1.36
“Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards in jurisdictions outside the U.S., in each case as they may be updated from time to time.

1.37
“Good Manufacturing Practices” or “GMP” means the then-current good manufacturing practices required by the FDA, as set forth in the FD&C Act and the regulations promulgated thereunder, for the manufacture and testing of pharmaceutical and biological materials, and comparable Laws applicable to the manufacture and testing of pharmaceutical and biological materials in jurisdictions outside the U.S., including without limitation 21 CFR 211 (Current Good Manufacturing Practice for Finished Pharmaceuticals) and the guideline promulgated by the International Conference on Harmonization designated ICH Q7A, entitled “Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients” and associated guidelines and regulations, in each case as they may be updated from time to time.

1.38
“Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.39
“IND” means (a) an Investigational New Drug application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA or any successor application or procedure required to initiate clinical testing of a Product in humans in the Territory; and (b) all supplements and amendments to the foregoing.

1.40
“IND/CTA Filing Conditions” means the delivery to TGTX by Novimmune of all the data and reports necessary and required to file an IND in the United States, with the exception of the Investigator’s Brochure.  The Parties will work together diligently to ensure that all such data and reports are indeed delivered to TGTX, including a reasonable search by Novimmune of specific items believed to be in the possession of Novimmune at the request of TGTX.

1.41
“IND/CTA Filing Deadline” means the date that is the greater of twelve months from the Effective date or six months from the delivery of the thirteen week toxicity report, subject to a reasonable extension of up to an additional twelve months in the discretion of the JSC.

1.42
“Information” means any data, results, technology, business information, and information of any type whatsoever, in any tangible or intangible form, including, without limitation, know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data), analytical and quality control data, stability data, other study data and procedures.

1.43
“Internal Expenses” means any costs for employees, overhead, or other internal handling incurred by a Party.

1.44
“Joint Know-How”: shall mean all Know-How developed or acquired by either Party in performing its obligations pursuant to this Agreement that is necessary or useful for the Development, manufacture or Commercialization of the Product.

1.45
 “Joint Steering Committee” or “JSC” means the committee formed by the Parties as described in Section 2.2.

1.46
“Joint Inventions” has the meaning set forth in Section 9.1.

1.47
“Joint Patent” has the meaning set forth in Section 9.3(c).

1.48
“Laws” means all relevant laws, statutes, rules, regulations, guidelines having the binding effect of law, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.49
“License Options” shall collectively refer to the TGTX License Option and to the NOVIMMUNE License Option.

1.50
“Major Market(s)”: shall mean any of the following countries or groups of countries: (i) the *; (ii) *; (iii) *, *, *, *, and the * (each, a “ * ”); (iv) *; and (v) *, * or * (each, a “ * ”).

1.51
“Manufacturing Costs” shall mean Manufacturing Development Expenses plus any costs incurred by TGTX to supply clinical trial material and commercial supply (excluding the cost of the Novimmune Initial Drug Supply).

1.52
“Manufacturing Development” means any of the following with respect to Bulk API or Finished Product: manufacturing process development and validation, process improvements, associated analytical development and validation and the manufacture and testing of clinical and stability or consistency lots (including process development, qualification, QA, and test batches).

1.53
“Manufacturing Development Expenses” means any costs incurred by a Party to a Third Party after the Effective Date for the Manufacturing Development.

1.54
“Marketing Authorization Application” or “MAA” means an application for Regulatory Approval (but excluding Pricing Approval) in any particular jurisdiction other than the U.S.

1.55
“Minimum Phase 1 Patients” shall mean the lesser of (i) * patients enrolled into the Phase I Clinical Trial or (ii) the maximum number of patients that are enrolled at the time the quantity of ready-to-be-labeled Product that NOVIMMUNE has supplied runs out.

1.56
“BLA” means a “Biologics License Application” (as more fully defined in 21 C.F.R. 601 et seq.) filed with the FDA or the equivalent application filed with any other Regulatory Authority to obtain Regulatory Approval for a Product in a country or jurisdiction in the Territory.

1.57
“Net Sales” means, with respect to a particular time period, the total amounts received or invoiced by TGTX and its Affiliates and Subcontractors for sales of Finished Product made during such time period to unaffiliated Third Parties, less the following deductions to the extent actually allowed or incurred with respect to such sales:

(a)
discounts, including cash, trade, and quantity discounts, retroactive price reductions, charge-back payments, and rebates actually granted or administrative fees actually paid to trade customers, patients (including those in the form of a coupon or voucher), managed health care organizations, pharmaceutical benefit managers, group purchasing organizations, federal, state, or local government and the agencies, purchasers and reimbursers of managed health organizations, pharmaceutical benefit managers, group purchasing organizations, or federal, state or local government;;

(b)
credits or allowances actually granted upon prompt payment or losses actually incurred as a result of damaged goods, rejections or returns of such Product, including in connection with recalls, and all other reasonable and customary allowances and adjustments actually credited to customers.

(c)
packaging, freight, postage, shipping, transportation, warehousing, handling and insurance charges, credit card processing fees and any customary payments with respect to the Products actually made to wholesalers or other distributors, in each case actually allowed or paid for distribution and delivery of Product, to the extent billed or recognized; and

(d)
taxes, including sales taxes, excise taxes, value-added taxes, and other taxes (other than income taxes), duties, tariffs or other governmental charges levied on the sale of such Product, including, without limitation, value-added and sales taxes.

Notwithstanding the foregoing, amounts received or invoiced by TGTX and its Affiliates, and Subcontractors for the sale of Finished Product among TGTX, its Affiliates and Subcontractors shall not be included in the computation of Net Sales hereunder.  In any event, any amounts received or invoiced by TGTX and its Affiliates, or their Subcontractors shall be accounted for only once.  Net Sales shall be accounted for in accordance with US Generally Accepted Accounting Principles (“GAAP”) consistently applied.  Net Sales shall exclude any samples of Product transferred or disposed of at no cost for promotional or educational purposes, and the cost for such samples transferred or disposed of shall be deemed to be included in the Commercial Expenses.

Further, the Parties agree to negotiate in good faith for an equitable determination of the Net Sales of the Product in the event TGTX or its Affiliates or its Subcontractors sells the Product in such a manner that gross sales of the Product are not readily identifiable (e.g., for Product to be sold as a Combination product or bundling with other products).  In addition, for purposes of this Agreement, “sale” shall mean any transfer or other distribution or disposition, but shall not include transfers or other distributions or dispositions of Product at no charge for academic research, preclinical, clinical, or regulatory purposes (including the use of a Product in Clinical Trials) or in connection with patient assistance programs or other charitable purposes or to physicians or hospitals for promotional purposes (including free samples to a level and in an amount which is customary in the industry and/or which is reasonably proportional to the market for such Product).

1.58
“ “Patents” means (a) pending patent applications, including provisional patents, issued patents, utility models and designs; and (b) extensions, reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, requests for continued examination, continuations-in-part, or divisions of or to any patents, patent applications, utility models or designs.

1.59
“Patent Term Extension” means any term extensions, supplementary protection certificates and equivalents thereof offering patent protection beyond the initial term with respect to any issued patents.

1.60
“Patient” means any subject enrolled into any Phase I, II, or III Clinical Trial and administered at least one dose of the Product.

1.61
“Phase I Clinical Trial” means a small scale trial of a pharmaceutical product on subjects that generally provides for the first introduction into humans of such product with the primary purpose of determining safety, metabolism and pharmacokinetic properties, clinical pharmacology and any other properties of such product as per the study protocol design, as required by 21 C.F.R. 312(a) or a similar study in other countries.

1.62
“Phase II Clinical Trial” means a small scale clinical trial of a pharmaceutical product on patients, including possibly pharmacokinetic studies, the principal purposes of which are to make a preliminary determination that such product is safe for its intended use and to obtain sufficient information about such product’s efficacy to permit the design of further clinical trials, as required by 21 C.F.R. 312(b) or a similar study in other countries.

1.63
“Phase III Clinical Trial” means one or more clinical trials on sufficient numbers of patients, which trial(s) are designed to (a) establish that a drug is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed; and (c) support Regulatory Approval of such drug, as required by 21 C.F.R. 312(c) or a similar study in other countries.

1.64
“Phase IV Clinical Trial” means a clinical trial of a Product, possibly including pharmacokinetic studies, which trial is (a) not required in order to obtain Regulatory Approval; (b) required by the Regulatory Authority as mandatory to be conducted on or after the Regulatory Approval, and (c) conducted voluntarily by a Party to enhance marketing or scientific knowledge of the Product (e.g., providing additional drug profile, safety data or marketing support information, or supporting expansion of Product Labeling) or conducted due to a request or requirement of a Regulatory Authority.

1.65
 “Pivotal Data” shall mean results from any Phase II Clinical Trial or Phase III Clinical Trial that is designed to form the primary basis to support Regulatory Approval for the Product.

1.66
“Pivotal Trial” shall mean any Phase II Clinical Trial or Phase III Clinical Trial designed to yield Pivotal Data.

1.67
“P/L Share Percentage” shall be the percentage that each Party contributes to Development Expenses and Commercial Expenses and shares in Product Profit/Loss, pursuant to Section 3.4(a) and Section 8.2.

1.68
“Pricing Approval” means such approval, agreement, determination or governmental decision establishing prices for the Product that can be charged to consumers and shall be reimbursed by Governmental Authorities in regulatory jurisdictions where the Governmental Authorities or Regulatory Authorities approve or determine pricing of pharmaceutical products for reimbursement or otherwise.

1.69
“Product” means a pharmaceutical preparation in any formulation that contains the anti-CD47/anti-CD19 bispecific antibody, NI-1701 (whose sequence is depicted in Exhibit C), or any antibody sequence that shares at least * % or greater sequence identity to all the complementarity determining regions (CDRs) in the sequence in Exhibit C, as an active ingredient.

1.70
“Product Infringement” has the meaning set forth in Section 9.5(b).

1.71
“Product Labeling” means (a) the full prescribing information for the Product approved by the applicable Regulatory Authority, and (b) all labels and other written, printed or graphic information included in or placed upon any container, wrapper or package insert used with or for the Product.

1.72
“Product Profit/Loss” means the profits or losses resulting from the Commercialization of the Product in the Territory and shall be equal to Net Sales of the Product in the Territory less Commercial Expenses. For avoidance of doubt, any cost deducted in the calculation of Net Sales shall not be included in the calculation of the Commercial Expenses.

1.73
“Regulatory Approvals” means all approvals (including without limitation supplements, amendments, and Pricing Approvals), licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the manufacture, storage, import, transport, distribution, marketing, use or sale of a pharmaceutical product in a given regulatory jurisdiction.

1.74
“Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction, including without limitation, in the U.S., the FDA and any other applicable Governmental Authority in the U.S. having jurisdiction over the Product, and, in the European Union, the EMA and any other applicable Governmental Authority having jurisdiction over the Product.

1.75
“Regulatory Materials” means regulatory applications, submissions, notifications, registrations, Regulatory Approvals or other submissions made to or with a Regulatory Authority that are necessary or reasonably desirable in order to develop, manufacture, market, sell or otherwise commercialize the Product in a particular country, territory or possession.  Regulatory Materials include, without limitation, INDs, CTAs and MAAs, BLAs, and amendments and supplements for any of the foregoing, and applications for Pricing Approvals.

1.76
 “NOVIMMUNE Know-How”: shall mean (i) all Know-How that is Controlled by NOVIMMUNE or its Affiliates on the Effective Date and during the Term, and (ii) NOVIMMUNE’S interest in any Joint Know-How, in each case that is necessary or useful for the Development, manufacture or Commercialization of the Product.  For clarity, NOVIMMUNE Know-How excludes the NOVIMMUNE Patents.

1.77
“NOVIMMUNE License Option” means the one time option that NOVIMMUNE has to supplant this Agreement with a Licensing Agreement in favor of TGTX in a form as substantially shown in Exhibit F (attached hereto), and as further described in Section 6.3, below.

1.78
“NOVIMMUNE Product Patent” means any Patent, including NOVIMMUNE’S interest in any Joint Patent, that (a) is Controlled by NOVIMMUNE or its Affiliates at any time during the Term, and (b) specifically claims the Product or its specific manufacture or specific use. The list of NOVIMMUNE Product Patents as of the Effective Date is attached hereto as Exhibit B(1), and shall be from time to time amended and updated during the Term to incorporate the then-current NOVIMMUNE Product Patents.

1.79
“NOVIMMUNE Platform Patent” means any Patent, including NOVIMMUNE’S interest in any Joint Patent, that (a) is Controlled by NOVIMMUNE or its Affiliates at any time during the Term, and (b) generically claims the Product or its manufacture or use, or any other invention that is otherwise necessary for the Development, Finished Manufacture or Commercialization of the Product. The list of NOVIMMUNE Platform Patents as of the Effective Date is attached hereto as Exhibit B(2), and shall be from time to time amended and updated during the Term to incorporate the then-current NOVIMMUNE Platform Patents.

1.80
“NOVIMMUNE Technology” means the NOVIMMUNE Platform Patents and NOVIMMUNE Know-How.

1.81
 “Sales Representative” means a pharmaceutical sales representative conducting Detailing and other promotional efforts with respect to the Product, including through a contract sales organizations.

1.82
“Subcontractor”: means a Third Party service provider engaged by TGTX to perform contract services on behalf of TGTX or its Affiliates, where TGTX retains a meaningful participatory role in the overall development and commercialization of the Product (e.g., contract research or development organizations, clinical sites performing clinical trials, universities and scientific institutes, distributors in certain countries in the Territory, or contract manufacturing organizations).

1.83
“Sole Inventions” has the meaning set forth in Section 9.1.

1.84
“Territory” means worldwide.

1.85
“TGTX Know-How”: shall mean (i) all Know-How that is Controlled by TGTX or its Affiliates on the Effective Date and during the Term, and (ii) TGTX’s interest in the Joint Know-How, in each case that is necessary or useful for the Development, manufacture or Commercialization of the Product.  For clarity, TGTX Know-How excludes TGTX Patents.

1.86
“TGTX Patent” means any Patent, including TGTX’s interest in any Joint Patent, that (a) is Controlled by TGTX or its Affiliates at any time during the Term, and (b) claims the Product or  its manufacture or use , or any invention that is otherwise necessary for the Development, Finished Manufacture or Commercialization of the Product. The list of TGTX Patents as of the Effective Date is attached hereto as Exhibit B, and shall be from time to time amended and updated during the Term to incorporate the then-current TGTX Patents.

1.87
“TGTX Technology” means the TGTX Patents and TGTX Know-How.

1.88
“Term” means the term of this Agreement, as determined in accordance with Article 13.

1.89
“Third Party” means any entity other than NOVIMMUNE or TGTX or an Affiliate of either of them.

1.90
“TGTX License Option” means the one time option that TGTX has to supplant this Agreement with a Licensing Agreement in favor of TGTX in a form as substantially shown in Exhibit F (attached hereto), and as further described in Section 6.2, below.

1.91
“U.S.” means the United States of America and its possessions and territories.

1.92
“Valid Claim” means (a) any claim of an issued unexpired patent that (i) has not been permanently revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, and (ii) is not lost through an interference proceeding that is unappealable or unappealed within the time allowed for appeal; or (b) provided there is no Biosimilar Product available in the market, a claim of a pending Patent application, which claim has not been abandoned or finally disallowed without the possibility of appeal or which has not been pending for more than * years from its filing date.

* Confidential material redacted and filed separately with the Commission.

* Confidential material redacted and filed separately with the Commission.

* Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

ARTICLE II.                                ARTICLE 2

SECTION 2.01                                MANAGEMENT

Collaboration Overview.  The Parties desire and intend to form this JV to collaborate with respect to the Development and Commercialization of the Product as a single agent and/or as a Combination in the Territory, as and to the extent set forth in this Agreement in two steps: (i) the First Step shall be from the date hereof up to the start of a Phase III Clinical Trial, i.e. first patient dosed, and (ii) the Second Step being the continuation of the JV, unless and until one of the Parties exercises its License Option (as set forth  in Article 6).  During the First Step, TGTX shall carry-out the activities set forth in Exhibit D at its own cost and expense under the supervision and guidance of the JSC.  Following the completion of the First Step and prior to either Party exercising its License Option, the Parties shall participate in the joint development of the Product as set forth in this Agreement, including sharing of Development and Commercial Expenses incurred in connection with the performance of the Development Plan in accordance with Article 3.

TGTX shall be responsible for obtaining and maintaining Regulatory Approval of the Product in the Territory.  TGTX also shall be responsible for Commercializing the Product in the Territory and share Product Profits/Losses based on each Party’s P/L Share Percentage.

2.1
Commitment to Development and Commercialization.  Each Party agrees and acknowledges that, by entering into this Agreement, it shall fund, as and to the extent set forth in this Agreement, the Development Expenses and Commercial Expenses, and shall use Diligent Efforts to conduct the activities assigned to such Party in this Agreement and in the Development Plan, with the JSC overseeing the implementation of such plan.

2.2
Joint Steering Committee.

(a)
Formation and Role.  The Parties hereby establish a Joint Steering Committee (sometimes referred to hereinafter as “JSC”) that shall monitor and coordinate communication regarding the Parties’ performance under this Agreement to Develop, obtain Regulatory Approval for and Commercialize the Product.  The role of the JSC shall be:

(i)
to discuss and agree upon the Development Plan and Commercialization Plan, and any proposed changes or amendments thereto that are not inconsistent with this Agreement;

(ii)
to review the overall strategy for Developing and seeking Regulatory Approval for, manufacturing of, and Commercializing the Product in the Territory;

(iii)
to facilitate the exchange of information between the Parties with respect to the activities hereunder for the Territory and to establish procedures for the efficient sharing of information and materials necessary for each Party’s Development, Product Development and Commercialization of the Product hereunder, consistent with this Agreement;

(iv)
to review the plan and the summary budget for the Development with respect to the applicable countries in the Territory and provide comments regarding the content and implementation of such plans;

(v)
to monitor the Parties’ performance against the then-current Development Plan and Commercialization Plans;

(vi)
to inform the other Party of up-coming material internal events and decisions related to the Product and its Development;

(vii)
to discuss material submissions to FDA and any other Regulatory Authorities;

(viii)
to create subcommittees as the JSC may find necessary or desirable from time to time for implementation of the Development and Commercialization hereunder;

(ix)
to oversee the activities of subcommittees created under this Agreement, and to seek to resolve any issues that such subcommittees cannot resolve;

(x)
 to provide a forum to evaluate strategies for obtaining, maintaining and enforcing patent and trademark protection for the Product in the Territory; and

(xi)
to perform such other functions as appropriate to further the purposes of this Agreement, as determined by the Parties.

(b)
Powers.  The JSC shall have only the powers assigned expressly to it in this Article 2 and elsewhere in this Agreement. The JSC shall not have any power to amend, modify or waive compliance with this Agreement.

(c)
JSC Membership.  Each Party shall have an equal number of representatives on the JSC, who initially shall be * ( * ) individuals.  The JSC may change its size from time to time by mutual consent of the Parties, provided that the JSC shall at all times consist of an equal number of representatives of each of Party.  Either Party may designate substitutes for its representatives if * ( * ) or more of such Party’s designated representatives are unable to be present at a meeting.  From time to time each Party may replace its representatives by written notice to the other Party specifying the prior representative(s) and their replacement(s).  TGTX shall select * ( * ) of its representatives as the initial chairperson of the JSC.  The chairperson shall be responsible for (i) calling meetings, and (ii) preparing and circulating an agenda for the upcoming meeting, but shall have no special authority over the other members of the JSC, and shall have no additional voting rights.

2.3
JSC Meetings, Decisions and Actions.

(a)
Meetings. The JSC shall hold at least * ( * ) meetings per year during the First Step and * (* ) meetings per year during the Second Step (at least * (* ) of which shall be held in person) on such dates at such times each year as it elects.  Meetings of the JSC shall be effective only if at least * (* ) representatives of each Party are present or participating.  Each Party shall bear the expense of its respective members’ participation in JSC meetings.  The Chairperson of the JSC shall be responsible for preparing and issuing minutes of each such meeting within * (* ) days thereafter.  Such minutes shall not be finalized until each Party reviews and confirms the accuracy of such minutes in writing; provided that any minutes shall be deemed approved unless a member of the JSC objects to the accuracy of such minutes within * ( * ) days after the circulation of the minutes by the Chairperson.  With the prior consent of both Parties’ representatives (such consent not to be unreasonably withheld or delayed), other representatives of each Party or Third Parties involved with the Products may attend meetings as nonvoting participants, subject to appropriate agreements of confidentiality.  All final JSC minutes must be signed by both Parties.

(b)
Decision Making.  Except as expressly provided in this Section 2.3, actions to be taken by the JSC shall be taken only following * vote during the Second Step, with each Party having * ( * ) vote, with the caveat that during the First Step, in the event of disagreement, * shall have the final decision.

(c)
Disputes.  If the members of the JSC cannot reach a unanimous decision with respect to matters delegated to it under this Article 2 for a period in excess of * ( * ) days from the discussion at the JSC, unless the Parties agree to prolong such time period, the matter shall be referred to * appropriately qualified senior executive officers of the Parties, who shall attempt resolution by good faith negotiations for at least  * ( * ) days after such referral.  If the senior executive officers designated by the Parties are not able to resolve such dispute within such * ( * ) day period, then such dispute shall be finally decided by an independent advisory board to the JSC, the members of which shall be agreed upon by both Parties at the time of the dispute.  Notwithstanding anything else to the contrary herein, any decision with respect to the Development Plan or the Commercialization Plan that disproportionately allocates a burden to or disproportionately limits the profits of one Party relative to the other Party (e.g., one Party is required to bear more than * % of the cost) shall not be made without the consent of the disproportionately burdened Party.

(d)
Location of in-person meetings.  Meetings to be held in person shall be held either (i) in a US city which is hosting a medical conference that the Parties are otherwise attending or (ii) alternating between home cities of each of the Parties.

2.4
Alliance Representative.  Each Party will appoint an appropriate employee to facilitate communication and coordination of the Parties’ activities under this Agreement relating to the Product and to provide support and guidance to the JSC (each, an “Alliance Representative”).  From time to time each Party may replace its Alliance Representative by prior written notice to the other Party specifying the replacement.

* Confidential material redacted and filed separately with the Commission.

* Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

ARTICLE III.                                ARTICLE 3

SECTION 3.01                                CLINICAL AND NON-CLINICAL PRODUCT DEVELOPMENT

Overview. TGTX shall Develop the Product in the Territory as provided in this Article 3 and in accordance with the then-current Development Plan.  The initial Development Plan sets forth the Development activities to be performed by TGTX under this Agreement during the First Step and, for which the Development plan up to the end of Phase I is attached hereto as Exhibit D.  Within * days following the completion of Phase I, TGTX shall provide the JSC with an updated Development Plan and any future updates thereof shall be submitted to the JSC for review and approval in accordance with Article 2.

3.1
Development Plan.  The initial Development Plan through end of Phase I has been agreed upon by the Parties and is attached hereto as Exhibit D and incorporated herein by reference.  TGTX will be responsible for conducting the activities in the Development Plan. Upon the completion of Phase I, the Development Plan will be updated and presented to the JSC and shall contain the following information for the Product, to the extent such information is available:

(a)
the proposed overall plan for further Development for the Product to support Regulatory Approval in the *, * and *;

(b)
the Development Budget, which shall include a * ( * )-year rolling budget of Development Expenses (including a detailed budget for the first year thereof and an estimated budget for the subsequent year based on the then-current Development Plan);

(c)
scope and target timelines for the Parties’ performance of all Clinical Trials and activities within the Development, including without limitation, clinical trial protocols, additional preclinical tests (including any and all carcinogenicity and toxicology studies), Finished Product stability studies, enrollment numbers and submission dates; and

(d)
TGTX forecast for clinical supply of such Finished Product and/or Bulk API.

3.2
Updates to Development Plan and Development Budget.  The JSC shall review the Development Plan on an ongoing basis and may update the Development Plan as the JSC determines consistent with article 2 hereof. As early as necessary in each year, beginning with the first full Fiscal Year after the completion of the First Step, the JSC shall update and prepare the Development Plan and Development Budget for the Product for the following Fiscal Year to take into account completion, commencement or cessation of Development activities not contemplated by the then-current Development Plan, and submit such proposed Development Plan to the JSC no later than November 1 of such year.  The JSC shall endeavor to finalize the updated *, * and * Development Plans by December 15 of each year. As necessary throughout the Fiscal Year, the JSC shall review the Development Plan and any changes thereto proposed by either Party through the JSC, and the JSC shall decide on such changes as set forth in Article 2 hereof.

3.3
Development Expenses.

(a)
The Parties shall share any and all Development Expenses as follows:

(i)
During the First Step, all expenses and activities are the responsibility of *, as per the Development Plan described in Exhibit D, and subsequent activities required to complete the First Step;

(ii)
After the First Step, total Development Expenses shall be borne based on each Parties P/L Share Percentage;

The initial P/L Share Percentages of the Parties are as follows:

TGTX: * %

NOVIMMUNE: * %

If either party fails to pay their proportionate share of Development Expenses and Commercial Expenses prior to First Commercial Sale, then the P/L Share Percentages shall be adjusted as set forth herein in Sections 3.3(a)(vi). The adjustment of such Party’s P/L Share Percentages shall be the sole remedy for such failure.

(iii)
Each Party shall calculate and maintain records of all relevant Development Expenses incurred by it for the Development of the Product, in accordance with procedures to be agreed upon between the Parties.  The Parties understand and agree that Internal Expenses shall not be shared, subject to Section 3.3(a)(vii).

(iv)
Within * (* ) Business Days following the end of each calendar quarter, * shall submit to * a written report setting forth in reasonable detail the Development Expenses it has incurred in such calendar quarter.  Within * (* ) Business Days following the end of each calendar quarter, * shall submit to * a written report setting forth in reasonable detail the Development Expenses it has incurred in such calendar quarter.

(v)
Within * ( * ) Business Days following the end of each calendar quarter, * shall submit to * a written report setting forth in reasonable detail the calculation of all Development Expenses for the Product, and the calculation of any net amount owed by NOVIMMUNE to TGTX or by TGTX to NOVIMMUNE, as the case may be, in order to ensure the appropriate sharing of Development Expenses in accordance with the provisions of Section 3.3(a) (ii).  The net amount payable shall be paid to the other Party, as the case may be, within * ( * ) days following the receipt of the written report; provided, that, in the event of a dispute, any amounts not in dispute shall be paid and the disputing Party shall provide written notice without undue delay after receipt of the written report in question to the other, specifying such dispute and explaining the basis of the dispute.  The Parties shall promptly thereafter meet and negotiate in good faith a resolution to such dispute and, promptly upon resolution of such dispute, the applicable Party shall make the agreed-upon payment.  If such dispute is not resolved within * ( * ) days after delivery of a notice of dispute with respect thereto to the other Party, the disputing Party may audit the other Party in accordance with the provisions of Section 8.7.  For clarity, nothing in this Section 3.3(a) (v) shall serve to limit a Party’s ability to seek recourse for billing errors discovered after payment is made.

(vi)
 If hereunder, either Party fails to contribute their portion of the Development Expenses or Commercial Expenses, such Party’s P/L Share Percentage shall be reduced pro rata to the extent of the Development Expenses or Commercial Expenses that they do not fund as a percentage of the cumulative Development Expenses and Commercial Expenses to date, however, in no event shall NOVIMMUNE’S P/L Share Percentage be reduced below * %.  In the event of failure to pay allocated Development Expenses or Commercial Expenses on time as set forth above, each party shall be afforded *  ( * ) months to make a catch-up payment.  However, upon receipt of Pivotal Data for the Product and any time thereafter, no catch-up payments will be allowed by either Party.

(vii)
The Parties acknowledge and agree that Internal Expenses * be reimbursed or shared except as set forth in this Section 3.3(a).  However, in connection with the Development, either Party may refer to the JSC to provide certain specified Development activities using internal resources as opposed to out-sourcing such activity to a Third Party and to include such Internal Expenses as the Development Expenses to be shared hereunder.  Any such referral shall include a sufficiently detailed description of the proposed Development activities, the associated Internal Expenses, and, where possible, the costs and expenses to be paid to Third Party contractors if the same Development activities were contracted out to them.  If the JSC approves (which approval shall not be unreasonably withheld) such Internal Expenses as the Development Expenses, then the proposing Party shall obtain reimbursement as the Development Expenses for the Internal Expenses actually incurred (in an amount not to exceed any approved amount) in performing such Development activities for the Product.

(b)
Any reimbursement payments made pursuant to this Section 3.3 shall be subject to the general payment procedures set forth in Sections 8.5 and 8.6.

3.4
Performance; Diligence.

(a)
Each Party shall devote Diligent Efforts to the Development of the Product consistent with the then-current Development Plan and in accordance with this Agreement.

(b)
Without limiting the generality of Section 3.4(a), TGTX shall devote Diligent Efforts to obtaining Regulatory Approval of the Product in the Territory.

(c)
TGTX shall conduct its Development activities under this Agreement in a good scientific manner and in compliance with all applicable Laws, including without limitation applicable GCP, GLP, and GMP.

3.5
Records, Reports and Information.  Each Party shall maintain complete, current and accurate records of all work conducted by it under the Development Plan and all data and other Information resulting from such work.  Such records shall fully and properly reflect all work done and results achieved in the performance of the Development Plan in sufficient detail and in a good scientific manner appropriate for patent and regulatory purposes.  Each Party shall have the right to review such records maintained by the other Party at reasonable times, upon written request.  Each Party shall provide written reports in English to the JSC on its Development and regulatory activities with the Product pursuant to the Development Plan on a * basis at the end of each calendar * , at a level of detail reasonably sufficient to enable the other Party to determine the reporting Party’s compliance with its Diligent Efforts obligation pursuant to Section 3.4.

3.6
Manufacturing Development.

(a)
Duties. * shall be responsible for the Manufacturing Development for the Bulk API and Finished Product, (except with regard to the Novimmune Initial Drug Supply), itself or through a Third Party contract manufacturer.

(b)
Comparator Drugs.  * shall be responsible for procuring all comparator drugs or placebos necessary for conducting non-clinical studies and Clinical Trials and the cost of these agents up to the end of the First Step. After which, the costs and expenses related to the Comparator Drugs or placebos for the Development shall be included in the Development Expenses.

* Confidential material redacted and filed separately with the Commission.

* Confidential material redacted and filed separately with the Commission.

* Confidential material redacted and filed separately with the Commission.

* Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

ARTICLE IV.                                ARTICLE 4

SECTION 4.01                                REGULATORY MATTERS

4.1
Transfer of Data and Regulatory Materials.

(a)
Existing Data.  Within *  ( * ) of the Effective Date, NOVIMMUNE shall provide copies of all preclinical, non-clinical data and manufacturing reports (Exhibit G), for Product as a single agent, relevant to an IND or CTA submission.  * shall have the full right, without any additional consideration, to use any and all such data and reports to support collaborations on their bispecific antibody platform using their anti-CD47 platform arm. * shall have the full right on behalf of JV, without any additional consideration, to use any and all such data and reports in connection with the Development and/or Commercialization of the Product in the Territory, including the incorporation of such data or reports in any regulatory submissions, including MAA and BLA submissions.

(b)
Future Data.  Novimmune shall, in a timely manner and compliant with requirements of the FDA, the EMA, and any other applicable Regulatory Authority, provide to TGTX copies of all preclinical, non-clinical, analytical, manufacturing, and clinical data relating to the Product either as single agent or in Combination, generated by or on behalf of Novimmune that is related to the Product.  TGTX shall provide to Novimmune all completed clinical study reports and Novimmune shall have the right to use these reports solely for the purposes of decision making on Novimmune other programs.  Novimmune will treat these reports as TGTX Confidential Information.  TGTX shall have the full right, without any additional consideration, to use any and all such data and reports in connection with the Development and/or the Commercialization of the Product in the Territory, including the incorporation of such data or reports in any regulatory submissions including MAA and/or BLA submissions.

4.2
Regulatory Submissions and Approvals.

(a)
In General.  The Parties intend to seek Regulatory Approval in the first instance in the  * , * and  * thereafter the remainder of the Territory wherein the JSC determines it is worthwhile to Develop and Commercialize the Product. Subject to the terms of this Article 4:

(i)
*, in consultation with JSC, shall be responsible for assembling, submitting and maintaining any source regulatory submission components and compiled submissions of the Regulatory Materials to be used in support of Regulatory Approval for the Product in the Territory in accordance with such regulatory strategy, including without limitation BLAs, MAAs and associated documents;

(1)
* shall have primary responsibility for providing components of Regulatory Materials relating to Bulk API and Finished Product in support of Regulatory Approval;

(2)
* shall have primary responsibility for providing the content of Regulatory Materials relating to clinical data supporting Regulatory Approval;

(ii)
*, in consultation with JSC, shall be primarily responsible for preparing and submitting to Regulatory Authorities INDs, CTAs and all associated submissions (e.g., IMPDs, safety alerts, protocol submissions, etc.) for the Product and for carrying out clinical protocols in support of Regulatory Approval in the Territory under said INDs and CTAs in the  *,  * and  * in accordance with such regulatory strategy.

(b)
Costs and Expenses.  Until completion of the First Step, all expenses associated with preparation, submission and maintenance of regulatory materials for the Territory will be borne by  *. Following the First Step, any Development Expenses to the extent required for the Parties to prepare, submit and maintain all Regulatory Materials in the Territory shall be treated as Development Expenses and  * in accordance with Section 3.3.

4.3
Rights of Reference to Regulatory Materials.   Each Party hereby grants to the other Party a right of reference to all Regulatory Materials filed by such Party for Product as follows:  The right of reference granted to  * herein shall be solely for the purpose of  * obtaining Regulatory Approval for the Product in the Territory.

4.4
Reporting and Review.

(a)
Each Party shall provide the other Party, in a timely manner, with copies of all Regulatory Approvals it receives for the Product.

(b)
Each Party shall provide the other Party, in a timely manner, with copies of any notices of non-compliance with Laws in connection with the Product or its activities related to the Product (e.g., warning letters or other notices of alleged non-compliance), audit notices, notices of initiation by Regulatory Authorities of investigations, inspections, detentions, seizures or injunctions concerning the Product (or its manufacture, distribution, or facilities connected thereto), notice of violation letters (i.e., an untitled letter), warning letters, service of process or other inquiries and copies of any communication in response to the Regulatory Authority.

4.5
Regulatory Inspection or Audit.

(a)
Audit of TGTX.

(i)
If a Regulatory Authority desires to conduct an inspection or audit of TGTX’s facility, or a facility under contract with TGTX, with regard to Bulk API or the Finished Product, TGTX shall promptly notify NOVIMMUNE and permit and cooperate with such inspection or audit, and shall cause the contract facility to permit and cooperate with such Regulatory Authority during such inspection or audit.  NOVIMMUNE shall have the right to have a representative observe such inspection or audit and NOVIMMUNE shall, if requested by TGTX, assist TGTX in preparing for, facilitating or enabling such inspection or audit.  Following receipt of the inspection or audit observations of such Regulatory Authority (a copy of which TGTX shall immediately provide to NOVIMMUNE), TGTX shall prepare a draft response to any such observations in English, in consultation with NOVIMMUNE, and TGTX shall prepare and file the final response with such Regulatory Authority, and shall provide a copy of such response to NOVIMMUNE.

(b)
Audit of NOVIMMUNE.

(ii)
If a Regulatory Authority desires to conduct an inspection or audit of NOVIMMUNE’S facility, or a facility under contract with NOVIMMUNE, with regard to the Bulk API or Finished Product, NOVIMMUNE shall promptly notify TGTX and permit and cooperate with such inspection or audit, and shall cause the contract facility to permit and cooperate with such Regulatory Authority during such inspection or audit.  TGTX shall have the right to have a representative observe such inspection or audit and TGTX shall, if requested by NOVIMMUNE, assist NOVIMMUNE in preparing for, facilitating or enabling such inspection or audit.  Following receipt of the inspection or audit observations of such Regulatory Authority (a copy of which NOVIMMUNE shall immediately provide to TGTX), NOVIMMUNE shall prepare a draft response to any such observations in English, in consultation with TGTX, and NOVIMMUNE shall prepare and file the final response with such Regulatory Authority, and shall provide a copy of such response to TGTX provided, however, if it is a Regulatory Authority in the Territory and the audit is specific to the Product or the Bulk API, then TGTX shall prepare, with the assistance of NOVIMMUNE, and file the final response and provide a copy to NOVIMMUNE.

(c)
Audit Procedures. In any event, each Party shall notify the other Party, in writing, within *  ( * ) hours of receipt of notification from a Regulatory Authority of the intention of such Regulatory Authority to audit or inspect facilities being used to conduct manufacture of Bulk API or Finished Manufacture of the Finished Product.  Each Party shall also provide the other Party with copies of any written communications received from Regulatory Authorities with respect to such facilities within  * ( * ) hours of receipt.

4.6
Recalls and Voluntary Withdrawals.   JSC shall assign responsibility to  * for providing its internal standard operating procedures (“SOPs”) for conducting any recall, field alert, product withdrawal or other field action relating to the finished product reasonably in advance of the First Commercial Sale of any Product in the Territory to the other party.  If either Party becomes aware of information relating to any Product that indicates that a unit or batch of Finished Product or Bulk API may not conform to the specifications therefor, or that potential adulteration, misbranding, or other issues have arisen that relate to the safety or efficacy of the Product, it shall promptly so notify the other Party.  The JSC shall meet to discuss such circumstances and to consider and decide appropriate courses of action, which shall be consistent with the internal SOP of  *,     * shall have the right and responsibility to control any product recall, field correction, or withdrawal of any Product in the Territory that is required by Regulatory Authorities in the Territory, and the allocation of reasonable expenses incurred in connection with such recall between the Parties shall be made as follows: (i) if the recall is primarily due to a failure by  * to comply with its obligation under this Agreement or the commercial supply agreement, including with respect to the labeling, possession, storage or distribution of the finished product, then  * shall bear all such expenses, and (ii) otherwise, such expenses shall be treated as Commercial Expenses.  In addition, * shall have the right, at its discretion, to conduct any product recall, field correction or withdrawal of any Product in the Territory that is not so required by such Regulatory Authorities but that * deems to be appropriate, and the allocation of expenses incurred in connection with such recall between the Parties shall be as set forth in the immediately preceding sentence.  * shall maintain complete and accurate records of any recall in the Territory for such periods as may be required by applicable Laws, but in no event for less than  * ( * ) *.

* Confidential material redacted and filed separately with the Commission.

* Confidential material redacted and filed separately with the Commission.

* Confidential material redacted and filed separately with the Commission.

* Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

ARTICLE V.                                ARTICLE 5

SECTION 5.01                                COMMERCIALIZATION

5.1
Commercialization in the Territory.  * shall have the sole right and responsibility for Commercializing the Product in the Territory, as provided in this Article 5.  * shall book all sales of the Product in the Territory.  The Parties shall  *  all Commercial Expenses incurred by the Parties in connection with such Commercialization in accordance with the procedures described in Section 8. * shall use Diligent Efforts to minimize Commercial Expenses.

5.2
Commercialization Plans.  The strategy for the commercial launch of the Product in the Territory shall be described in a comprehensive plan that describes the pre-launch, launch and subsequent Commercialization activities and budget for the Product (including, if available, advertising, education, planning, marketing, sales force training and allocation, distribution, pricing, and reimbursement) (the “Commercialization Plan”).  * shall present an initial Commercialization Plan to the JSC at least  * ( * ) months prior to the then current date of expected Regulatory Approval for such Product in the Territory (the “Approval Date”).  The initial Commercialization Plan and subsequent revisions thereto, which revisions shall be reviewed and approved by the JSC from time to time, shall contain such information as the JSC believes necessary for the successful commercial launch of such Product and shall generally conform to the level of detail utilized by the Parties in preparation of their own product commercialization plans.  The Commercialization Plan shall be deemed Confidential Information of both Parties, and each Party shall use such Commercialization Plan only to the extent necessary to carry out its Commercialization activities for the Product.  From time to time as reasonably necessary during the term of Commercialization of a Product in the Territory, the JSC shall update the Commercialization Plan subject to the provisions of article 2 and 3 hereof.

5.3
Pricing Approvals; Pricing.  TGTX shall have the responsibility to determine all pricing of the Product in the Territory provided NOVIMMUNE has an opportunity to review and comment upon TGTX’s proposed price of the Product or any material modification thereof and shall consider NOVIMMUNE’S comments in good faith.  TGTX shall use its Diligent Efforts to maximize Net Sales in the aggregate.  Any discounts on sales where the Product is bundled with other products will be apportioned among all of the products in the bundle such that the discount on the Product is not more than the average discount provided to all the products.  Both the parties shall keep reasonably informed on an ongoing basis of current Product pricing by regular reports to the JSC no less frequently than such committee is required to meet pursuant to Section 2.3.

5.4
Sales and Distribution.  * shall be solely responsible for handling all returns, order processing, invoicing and collection, distribution, and inventory and receivables for the Product throughout the Territory.  * shall have the right and responsibility for establishing and modifying the terms and conditions with respect to the sale of the Product throughout the Territory, including any terms and conditions relating to or affecting the price at which the Product shall be sold, discounts available to any third party payers (including, without limitation, managed care providers, indemnity plans, unions, self-insured entities, and government payer, insurance or contracting programs such as Medicare, Medicaid, or the U.S. Dept. of Veterans Affairs), any discount attributable to payments on receivables, distribution of the Product, and credits, price adjustments, or other discounts and allowances to be granted or refused provided that NOVIMMUNE had the opportunity to review and comment on such modifications, within a period of  * days, thereof, and TGTX shall consider NOVIMMUNE’S comments in good faith.

5.5
TGTX Performance; Diligence.

(a)
Level of Efforts in the Territory. TGTX shall devote Diligent Efforts to obtaining Regulatory Approval and thereafter Commercializing the Product in the Territory.  Without limiting the generality of the foregoing, TGTX shall devote Diligent Efforts to Commercialize the Product in the Territory in accordance with the Commercialization Plan.

(b)
Time to Launch Product.  In addition to the requirements under Section 5.5(a), TGTX shall achieve First Commercial Sale of each Product within a reasonable time after, but in no event more than * months after, the date on which Pricing Approval is granted for such Product in the  * , *  and  *, provided that such Pricing Approval is deemed by  *, in consultation with the JSC, to be sufficiently profitable for Commercialization in such country. If, however, despite using diligent efforts it becomes difficult for TGTX to comply with the above-mentioned time limitations, then TGTX shall, without delay, inform NOVIMMUNE of the fact and explain the cause of such delay, and, such time limitations shall be extended to a reasonable extent as agreed between the Parties.

(c)
Territory Reports.  Following First Commercial Sale, TGTX shall present a written report to NOVIMMUNE at least  * (and no later than  * and  * of each  *) summarizing  * ’s overall Commercialization activities undertaken with respect to the Product in or for the Territory pursuant to this Agreement, covering subject matter at a level of detail reasonably sufficient to enable NOVIMMUNE to determine TGTX’s compliance with its Diligent Efforts obligation pursuant to this Section 5.5.

5.6
Compliance. Each Party shall comply with all applicable Laws relating to activities performed or to be performed by such Party (or its Affiliates, contractor(s) or sublicensee(s)) under or in relation to the Commercialization of the Product pursuant to this Agreement.  Each Party represents, warrants and covenants to the other Party that, as of the Effective Date and during the Term, such Party and its Affiliates have adequate procedures in place: (i) to ensure their compliance with such Laws; (ii) to bring any noncompliance therewith by any of the foregoing entities to its attention; and (iii) to promptly remedy any such noncompliance. TGTX shall be responsible for ensuring that all government reporting, sales, marketing and promotional practices with respect to the Product comply with applicable Laws.  All promotional materials and labeling used by or on behalf of TGTX for the Product shall comply with applicable Laws and regulations.

* Confidential material redacted and filed separately with the Commission.

* Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

ARTICLE VI.                                ARTICLE 6

SECTION 6.01                                LICENSE AND LICENSE OPTIONS

Licenses to TGTX under NOVIMMUNE Technology.  Subject to the terms and conditions of this Agreement, NOVIMMUNE hereby grants TGTX an exclusive license under the NOVIMMUNE Product Patents and a non-exclusive license under NOVIMMUNE Technology, without the right to sublicense except as expressly permitted by Section 6.4 hereof, to Develop, manufacture, use, sell and offer for sale, and import the Product in the Territory, in accordance with this Agreement.

6.1
No Implied Licenses.  Except as explicitly set forth in this Agreement, neither Party grants any license, express or implied, under its intellectual property rights to the other Party.

6.2
TGTX License Option.  Any time prior to the start of *, TGTX shall have the exclusive right to convert this Agreement into a License Agreement. If TGTX exercises this Option, then both Parties will automatically enter into a licensing agreement under the same terms and conditions as set forth in Exhibit F, provided however that the terms of Section 6 of the form of Licensing Agreement shall remain unchanged unless mutually agreed by the Parties.

6.3
Novimmune License Option.  Within  * ( * ) days of the start of a Phase III Clinical Trial where the Product is used either as a single agent or in Combination with another active pharmaceutical ingredient, NOVIMMUNE shall have the exclusive right to convert this Agreement into a License Agreement.  If NOVIMMUNE exercises this Option, then the Parties will automatically enter into a licensing agreement under the same terms and conditions as set forth in Exhibit F, provided however that the terms of Section 6 of the form of Licensing Agreement shall remain unchanged unless mutually agreed by the Parties.

6.4
Sublicensing and Subcontracting: The license granted to TGTX by NOVIMMUNE hereunder includes the right for TGTX to grant sublicenses to its Affiliates and to Subcontractors in connection with such Subcontractors’ performance of subcontracted activities, provided that such subcontracted activities shall be subject to and subordinate to the terms and conditions of this Agreement. TGTX’s execution of a subcontracting agreement with any Subcontractor shall not relieve TGTX of any of its obligations under this Agreement.  TGTX shall remain directly liable to NOVIMMUNE for any performance or non-performance of a Subcontractor that would be a breach of this Agreement if performed or omitted by TGTX, and TGTX shall be deemed to be in breach of this Agreement as a result of such performance or non-performance of such Subcontractor.  TGTX shall use Diligent Efforts to include in any agreement with a Subcontractor express permission to assign all of the rights and obligations under such agreement to NOVIMMUNE without consent from the Subcontractor.  TGTX agrees to take Diligent Efforts to enforce the terms of each subcontractor agreement to prevent a breach of any such agreement that would constitute a breach of this Agreement if performed or omitted by TGTX.  Any sublicensing under the license granted to TGTX hereunder to any Third Party that is not a Subcontractor is expressly prohibited unless permitted by the JSC (i) following the expiration of the option rights pursuant to Sections 6.2 and 6.3 hereof and (ii) an agreement of the parties on the equitable sharing of any resulting revenues.

* Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

ARTICLE VII.                                ARTICLE 7

SECTION 7.01                                MANUFACTURE AND SUPPLY

7.1
Roles of the Parties.

NOVIMMUNE shall supply  * g of ready-to-be-labeled Product to the JV to support the Phase I Clinical Trial ("Novimmune Initial Drug Supply”) within a maximum of  * months after of the Effective Date. TGTX and NOVIMMUNE shall work together to secure a manufacturing slot with * in * (or the next available date), at  * expense.  If Novimmune secures the manufacturing slot, then on receipt of an invoice from  *, * shall invoice  * and  * shall pay  * in full for any payment in connection therewith within  * ( * ) business days from receipt of an invoice from  * for such payment.  Thereafter  *, at  * expense, shall be responsible to supply, or cause to be supplied through its Third Party contract manufacturers, in a timely manner consistent with a relevant supply agreement between the parties, JV’s entire requirements of Bulk API and Finished Product, in addition to the Product supplied by NOVIMMUNE, for the Development and Commercialization of the Product as a single agent by the Parties in or for the Territory in accordance with this Article 7.

7.2
Clinical Supply.  In addition to the NOVIMMUNE Initial Drug Supply to be used in the Phase I Clinical Trial, TGTX by itself or through its Third Party contract manufacturers, will use Diligent Efforts to supply all remaining Product required to complete Phase I and Phase II Clinical Trials. After completion of the First Step, the JV will be responsible for supplying all quantities of Finished Product or Bulk API required by TGTX to Develop the Product in the Territory pursuant to the Development Plan.  Such quantities of Finished Product, and the schedule for such supply, shall be confirmed and if necessary updated by the JSC in a manner consistent with the Development Plan.

7.3
Manufacturer Source.

(a)
The Parties shall establish an appropriate facility or contract manufacturing organization for handling Finished Manufacture as follows:  * shall be responsible for selecting manufacturer(s) to supply the Finished Product required to complete the Phase I and Phase II Clinical Trials, in addition to the quantity of ready-to-be-labeled Product supplied by NOVIMMUNE. This will involve negotiating the applicable supply agreement, and effecting the technology transfer as necessary to establish and qualify Bulk API and Finished Product manufacturers.

* Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

ARTICLE VIII.                                ARTICLE 8

SECTION 8.01                                COMPENSATION

8.1
 Initiation Fee.

(a)
As initiation fee for the JV, concomitantly with the delivery of the preclinical, non-clinical and manufacturing reports (Exhibit G) as per Section 4.1, TGTX shall pay to NOVIMMUNE a fee of Three Million US Dollars ($3,000,000) in its equivalent of TGTX shares (the “Initiation Fee”).  In addition, NOVIMMUNE shall supply TGTX with the Novimmune Initial Drug Supply within a maximum of * ( * ) months as of the Effective Date.

(b)
Furthermore, within  * (  * ) days following written notification by TGTX (the “Notification Date”) that the  *  patient has entered into the Phase I Clinical Trial or at a time that the quantity of ready-to-be-labeled Product that NOVIMMUNE has supplied runs out, whichever is the earliest, TGTX shall pay to NOVIMMUNE an additional collaboration fee of  * US Dollars ($ * ) in its equivalent in TGTX shares (the “Milestone Payment”), provided that this Agreement has not been terminated pursuant to Section 13.

(c)
Such collaboration fees once paid shall be fully earned, non-refundable and non-creditable against any other payments due hereunder.

(d)
For payments made in TGTX Shares pursuant to this Section 8.1, the number of shares of Common Stock of TGTX owed shall equal a fraction where the numerator is the  * and the denominator is the  *.  For purposes of this Section 8.1, the “ * ” means the  * (or, * ) for the  * ( * ) trading days prior to the Effective Date (in the case of the Initiation Fee) or the Notification Date (in the case of the Milestone Payment); provided, however, that in the event that TGTX effects a stock split, combination or stock dividend at any time during such  * trading days or subsequent thereto and prior to the issuance of the TGTX Shares, the number of shares of TGTX Common Stock issuable shall be appropriately adjusted to give effect to such action.  TGTX shall issue to Novimmune certificates representing the TGTX Shares as required by Sections 8.1(a) and (b).  Within  * (  * ) business days of the issuance of such certificates for the TGTX shares, TGTX shall file a resale registration statement covering such shares and shall use Diligent Efforts to make such resale registration statement effective as quickly as possible.  TGTX covenants to use Diligent Efforts to keep such registration statement continuously effective until such time as such shares can be sold without restriction under Rule 144.

8.2
* of Commercial Expenses and Product Profit/Loss.   During the Term but post the First Step, assuming none of the License Options have been exercised, the Parties shall  * Product Profit/Loss for each Finished Product based on their respective P/L Sharing Percentage.  Within  * ( * ) Business Days of the end of each calendar  * following the First Commercial Sale of the Finished Product, * shall report to the JSC its revenues and Commercial Expense items (with appropriate supporting information) involved in the computation of Product Profit/Loss and accrued during such quarter with respect to each such Finished Product (the “* P/L Report”).  Such  * P/L reports shall be in such form as the Parties may agree from time to time.  In addition, TGTX shall provide NOVIMMUNE with a  * statement of the amount of gross sales of Product by country in the Territory.  The Parties shall calculate and  * such Product Profit/Losses based on each Party’s respective P/L Sharing Percentage on a calendar  * basis and shall make reconciliation, if necessary, for this purpose of sharing such Product Profit/Losses, within  * ( * ) Business Days after  * provides its  * report to the JSC.  For the avoidance of doubt, if Commercial Expenses exceed Net Sales, then each party shall reimburse the other party for such Commercial Expenses such that each party’s share of the Commercial Expenses is equal to its P/L Sharing Percentage. If either Party fails to contribute their portion of the Product Profit/Loss and Commercial Expenses, such Party’s P/L Share Percentage shall be reduced pro rata to the extent of the Product Profit/Loss and Commercial Expenses that they do not fund as a percentage of the total accumulated Commercial Expenses and Product Profit/Loss to date, however, in no event shall NOVIMMUNE’S P/L Share Percentage be reduced below  *  %. Such adjustment to a party’s P/L share % shall be the  * remedy hereunder for such failure. Additionally, with regard to Commercial Expenses incurred by either Party before the First Commercial Sale, such expenses shall be included in Development Expenses and shared pursuant to Section 3.4.  Alternately, both Parties may devise a feasible legal structure to address Product Profit/Loss for simplified obligations with regard to maintenance of financial records and audits of either party, including tax benefits, if any, and if agreed to by both Parties.

8.3
The  * P/L Report will be subject to a true-up adjustment to take into account deductions under the definition of Net Sales either (a) allowed during a calendar quarter that were not accrued during such calendar quarter, or (b) accrued during a calendar quarter but not taken or later subject to a reversal following the end of such calendar quarter (each of (a) and (b), a “True-up Adjustment”).  Each  * P/L Report provided by TGTX shall set forth the amount of any True-up Adjustment applicable to any prior calendar quarter.

8.4
Taxes.

(a)
Cooperation and Coordination.  The Parties acknowledge and agree that it is their mutual objective and intent to minimize, to the extent feasible and legal, taxes payable with respect to their collaborative efforts under this Agreement and that they shall use all commercially reasonable efforts to cooperate and coordinate with each other to achieve such objective.

(b)
Payment of Tax.  A Party receiving a payment pursuant to this Article 8 shall pay any and all taxes levied on such payment.  If applicable Law requires that taxes be deducted and withheld from a payment made pursuant to this Article 8, the remitting Party shall promptly notify the other Party and provide all relevant information available to it and (i) deduct those taxes from the payment; (ii) pay the taxes to the proper taxing authority; and (iii) send evidence of the obligation together with proof of payment to the other Party within  * ( * ) days following that payment.

(c)
Tax Residence Certificate.  A Party (including any entity to which this Agreement may be assigned, as permitted under Section 15.5) receiving a payment pursuant to this Article 8 shall provide the remitting Party appropriate certification from relevant revenue authorities that such Party is a tax resident of that jurisdiction (a “Tax Residence Certificate”), if such receiving Party wishes to claim the benefits of an income tax treaty to which that jurisdiction is a party.  Upon the receipt thereof, any deduction and withholding of taxes shall be made at the appropriate treaty tax rate.

(d)
Assessment.  Either Party may, at its own expense, protest any assessment, proposed assessment, or other claim by any Governmental Authority for any additional amount of taxes, interest or penalties or seek a refund of such amounts paid if permitted to do so by applicable Law.  The Parties shall cooperate with each other in any protest by providing records and such additional information as may reasonably be necessary for a Party to pursue such protest.

8.5
Foreign Exchange.  The rate of exchange to be used in computing the amount of currency equivalent in Dollars owed to a Party under this Agreement shall be made at the period-end rate of exchange quoted on the last day of the applicable calendar quarter by Citibank in New York City.

8.6
Late Payments.  If a Party does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to such Party until the date of payment at the per annum rate of  * % over the then-current LIBOR, or the maximum rate allowable by applicable Law, whichever is lower.

8.7
Records; Audits.  Each Party shall maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of the calculation of payments to the other Party under this Agreement.  Upon reasonable prior notice, such records shall be available during regular business hours of audited Party for a period of  * ( * ) years from the creation of individual records for examination at auditing Party’s expense, and not more often than once each Fiscal Year, by an independent certified public accountant selected by auditing Party and reasonably acceptable to audited Party, for the sole purpose of verifying the accuracy of the financial reports furnished pursuant to this Agreement.  Any such auditor shall not disclose audited Party’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by audited Party or the amount of payments due by audited Party under this Agreement.  Any amounts shown to be owed but unpaid shall be paid within  * ( * ) days from the accountant’s report, plus interest (as set forth in Section 8.6) from the original due date.  Any amounts determined to be overpaid shall be refunded within  * ( * ) days from the accountant’s report.  The auditing Party shall bear the full cost of such audit unless such audit discloses an underpayment of the amount actually owed during the applicable Fiscal Year of more than  * %, in which case audited Party shall bear the full cost of such audit.

* Confidential material redacted and filed separately with the Commission.

* Confidential material redacted and filed separately with the Commission.

* Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

ARTICLE IX.                                ARTICLE 9

                         SECTION 9.01                                INTELLECTUAL PROPERTY MATTERS

9.1
Ownership of Inventions and Know How.  Any new information, discovery, or invention observed, conceived or made pertaining to the Product, its manufacture, or use during the term of this Agreement will be owned either solely by one Party (“Sole Know-How” or “Sole Invention”) or jointly by both Parties (“Joint Know-How” or “Joint Invention”) according to a proper determination of inventorship based on U.S. patent laws.  Sole or Joint ownership flows to the Party that employs, or otherwise contracts with, a properly named inventor or co-inventor.

Sole Know-How and Sole inventions owned by TGTX and TGTX’s interest in all Joint Know-How and Inventions shall be included in the TGTX Technology.  Sole Know-How and Sole Inventions owned by NOVIMMUNE and NOVIMMUNE’S interest in all Joint Know-How and Inventions shall be included in the NOVIMMUNE Know-How, NOVIMMUNE Product Patent, or NOVIMMUNE Platform Patent, as the case might be, except that NOVIMMUNE”s interest in a Joint Invention shall be designated as a NOVIMMUNE Product Patent or as a NOVIMMUNE Platform Patent according to the claimed subject matter, provided that if the claimed subject matter includes a claim specifically directed to the Product, NOVIMMUNE’s interest in a Joint Invention shall be included in the NOVIMMUNE Product Patent regardless of the presence in the same patent or patent application of claimed subject matter providing generic Product coverage.

9.2
Disclosure of Inventions.  Each Party shall promptly disclose to the other any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing inventions that may be either Sole Inventions or Joint Inventions, and all Information relating to such inventions.  Any Novimmune Know-How, TGTX Know-How, Novimmune Product Patents or TGTX Patents generated or discovered during the term of this Agreement shall * in this Agreement.

9.3
Prosecution of Patents.

(a)
NOVIMMUNE Product Patents Other than Joint Patents.  Except as otherwise provided in this Section 9.3(a), NOVIMMUNE shall have the sole right, authority and obligation to file, prosecute and maintain the NOVIMMUNE Product Patents and NOVIMMUNE Platform Patents (other than Joint Patents which shall be prosecuted and maintained in accordance with Section 9.3(b)) on a worldwide basis.  NOVIMMUNE shall provide TGTX reasonable opportunity to review and comment on prosecution efforts regarding such NOVIMMUNE Product Patents in the Territory.  NOVIMMUNE shall provide TGTX with a copy of material communications from any patent authority in the Territory regarding such NOVIMMUNE Product Patents, and shall provide TGTX with drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses.  Notwithstanding the foregoing, if NOVIMMUNE desires to abandon or not maintain any NOVIMMUNE Product Patent in the Territory, then NOVIMMUNE shall provide TGTX with  * (  * ) days prior written notice of such desire (or such longer period of time as reasonably necessary to allow TGTX to assume such responsibilities) and, if TGTX so requests, shall provide TGTX with the opportunity to prosecute and maintain such NOVIMMUNE Product Patent in the Territory in place of NOVIMMUNE.  If TGTX desires NOVIMMUNE to file, in the Territory, a patent application that claims priority from a NOVIMMUNE Product Patent, other than a Joint Patent, in the Territory, TGTX shall provide written notice to NOVIMMUNE requesting that NOVIMMUNE file such patent application in the Territory.  If TGTX provides such written notice to NOVIMMUNE, NOVIMMUNE shall either (i) file and prosecute such patent application and maintain any patent issuing thereon in the Territory or (ii) notify TGTX that NOVIMMUNE does not desire to file such patent application and provide TGTX with the opportunity to file and prosecute such patent application and maintain any patent issuing thereon in the Territory in place of NOVIMMUNE.  Any patent controlled by or taken over by TGTX under this Section 9.3(a) shall henceforth be automatically assigned by NOVIMMUNE in favor of TGTX.

(b)
Joint Patents.  Except as otherwise provided in this Section 9.3(b), the JSC shall entrust one Party the right and authority, to prosecute and maintain the Joint Patents on a worldwide basis at its sole discretion herein referred to as an “Entrusted Party” (subject to this Section 9.3(b)).  The Entrusted Party shall provide the other Party reasonable opportunity to review and comment on such prosecution efforts regarding such Joint Patents.  The Entrusted Party shall provide the other Party with a copy of material communications from any patent authority regarding such Joint Patents, and shall provide the other Party with drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses.  If one Party determines in its sole discretion to abandon or not maintain any Patent within the Joint Patents anywhere in the world, then the one Party shall provide the other Party with  * ( * ) days’ prior written notice of such determination (or such longer period of time reasonably necessary to allow the other Party to assume such responsibilities) and shall provide the other Party with the opportunity to prosecute and maintain such Patent in place of the one Party at such other Party’s  * expense, and if the other Party so requests, the one Party shall assign such Patent to the other Party (if the other Party is NOVIMMUNE in which case such Patent shall be included in the NOVIMMUNE Product Patents or NOVIMMUNE Platform Patents, as appropriate, or if the other Party is TGTX, in which case such Patent shall be included in the TGTX patents).  If the other Party desires the Entrusted Party to file, in a particular jurisdiction, a patent application that claims priority from a Patent within the Joint Patents, the other Party shall provide written notice to the Entrusted Party expressing its desire to file such patent application in such jurisdiction.  If the other Party provides such written notice to the Entrusted Party, the Entrusted Party shall either (i) express its agreement in writing to the other Party and the Entrusted Party shall file and prosecute such patent application and maintain any patent issuing thereon in such jurisdiction at its expense, or (ii) notify the other Party that the Entrusted Party does not desire to file such patent application and provide the other Party with the opportunity to file and prosecute such patent application and maintain any patent issuing thereon at it’s sole expense in place of the Entrusted Party, in which case the Entrusted Party shall assign such patent application to the other Party (and in which case such Patent shall be included in the other Party’s Patents).

(c)
Cooperation in Prosecution.  Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent prosecution efforts of the other Party’s Patents and Joint Patents including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

(d)
Costs of Prosecution.  The costs to prosecute and maintain the Patents related to the Product shall be considered Development Expenses and shared according to Section 3.4; provided, however, if either of the License Options are exercised then the cost of prosecution of any NOVIMMUNE Product Patent, shall be borne by  *, and the cost of prosecution of any TGTX Patent, shall be borne by *.

9.4
Patent Term Extensions in the Territory.  Each Party shall discuss and recommend to the JSC which, if any, of the NOVIMMUNE Product Patents, TGTX Patents, or Joint Patents the Parties should seek Patent Term Extensions in the Territory, following which the JSC shall recommend to either of the parties which of the NOVIMMUNE Product Patents, TGTX Patents, or Joint Patents should be the subject of such Patent Term Extension application; provided, however, that JSC shall have the final decision-making authority with respect to applying for any such Patent Term Extensions in the Territory. Each party shall cooperate fully with the other in making such filings or actions, for example and without limitation, making available all required regulatory data and information and executing any required authorizations to apply for such Patent Term Extension.  All activities and expenses thereof of the Parties pursuant to this Section 9.4 for the Territory shall be deemed Development Expenses, unless either of the License Options have been exercised then such expenses shall be borne solely by TGTX.

9.5
Infringement of Patents by Third Parties.

(a)
Notification.  Each Party shall promptly notify the other Party in writing of any existing or threatened infringement of the NOVIMMUNE Product Patents, Joint Patents or TGTX Patents of which it becomes aware, and shall provide evidence in such Party’s possession demonstrating such infringement.

(b) Infringement of Patents in the Territory.

(i)
If a Party becomes aware that a Third Party infringes any NOVIMMUNE Product Patent, TGTX Patent, or Joint Patent in the Territory by making, using, importing, offering for sale or selling the Product or any similar anti-CD47/anti-CD19 bispecific antibody covered by any of such Patents (such activities, “Product Infringement”), then such Party shall so notify the other Party as provided in Section 9.5(a), which such notice shall include all Information available to the notifying Party regarding such alleged infringement.

(ii)
In the Territory, TGTX shall have the first right, but not the obligation, to bring an appropriate suit or other action against any person or entity engaged in such Product Infringement, subject to Section 9.5(b)(iii), below, the cost and expense of which will be included in Commercial Expenses (except as otherwise expressly provided in this Section 9.5(b)(ii)); provided, however, if either of the License Options is exercised then the cost and expense will be borne by TGTX.  TGTX shall have a period of * (  * ) days (or shorter period, if required by the nature of  the proceeding) after notification by NOVIMMUNE or providing notification to NOVIMMUNE pursuant to section 9.5(a), to elect to so enforce such Patent.  In the event TGTX does not so elect, it shall so notify NOVIMMUNE in writing during such   * (  * ) day time period (or the above-mentioned shorter period), and NOVIMMUNE shall have the right, but not the obligation, to commence a suit or take action to enforce the applicable Patent against such Third Party perpetrating such Product Infringement at its sole cost and expense (except as otherwise expressly provided in this Section 9.5(b)(ii).  Each Party shall provide to the Party enforcing any such rights under this Section 9.5(b)(ii) reasonable assistance in such enforcement, at such enforcing Party’s request, including joining such action as a party plaintiff if required by applicable Law to pursue such action.  The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts.  Any recoveries obtained from a suit or an action commenced by TGTX hereunder shall first be applied to the recovery of expenses incurred by TGTX and NOVIMMUNE in bringing the suit or action; and the remaining amounts, if any, shall be shared by the Parties according to Section 8.2; provided, however, if either License Option is exercised, then any recoveries obtained from a suit or an action commenced by TGTX hereunder shall first be applied to the recovery of expenses incurred by TGTX in bringing the suit or action and the remaining amounts, if any, shall be deemed additional Net Sales; provided, further, however, if NOVIMMUNE proceeds with the enforcement after TGTX decides not to move forward, then any amounts recovered shall belong solely to NOVIMMUNE.

(iii)
The Party not bringing an action with respect to Product Infringement in the Territory under Section 9.5(b) shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Party bringing such action. Additionally, the Party not bringing an action under this Section 9.5(b) may have an opportunity to participate in such action to the extent that the Parties may mutually agree at the time the other Party elects to bring an action hereunder.

(c)
Settlement.  TGTX shall not settle any claim, suit or action that it brings under this Section 9.5 involving NOVIMMUNE Product Patents (excluding Joint Patents) in any manner that would negatively impact NOVIMMUNE Product Patents anywhere in the world, or that would limit or restrict the ability of either Party to manufacture, use, sell, offer for sale or import the Product anywhere in the world, without the prior written consent of NOVIMMUNE.  NOVIMMUNE shall not settle any claim, suit or action that it brings under this Section 9.5 involving TGTX Patents (excluding Joint Patents) in any manner that would negatively impact the TGTX Patents or that would limit or restrict the ability of either Party to manufacture, use, sell, offer for sale or import the Product anywhere in the world, without the prior written consent of TGTX.  Neither Party shall settle any claim, suit or action that it brings under this Section 9.5 involving Joint Patents in any manner that would negatively impact the Joint Patents or that would limit or restrict the ability of either Party to manufacture, use, sell, offer for sale or import the Product anywhere in the world, without the prior written consent of such other Party.

9.6
Infringement of Third Party Rights in the Territory.

(a)
Notice.  If any Product manufactured, used or sold by either Party, its Affiliates, licensees or sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent granted by a jurisdiction within the Territory relating to the manufacture, use, sale, offer for sale or importation of the Product, the Party first having notice of the claim or assertion shall promptly notify the JSC, and the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action for an approval by the JSC.

(b)
Defense.  The Parties, working through the JSC, shall cooperate to defend any such claims under the strategy, terms and conditions as may be authorized by the JSC.  Unless otherwise agreed, TGTX shall be the leading Party for such defense.  The Parties shall make decisions with regard to such actions covered by this Section 9.6 jointly through the JSC in accordance with the provisions of Sections 2.3, provided that any unresolved disputes shall not be subject to settlement by expedited arbitration and, in the case of any unresolved dispute, each Party named as a defendant in such action shall be entitled upon written notice to defend itself in such matter independently by counsel of its own choice and at its own expense; provided, that each Party shall inform the other Party of the progress of such defense and, if reasonably requested by the other Party, shall reasonably cooperate with the other Party.  For so long as the Parties continue to pursue such matter jointly through the JSC, all costs and expenses of any defense actions under this Section 9.6(b) shall be considered Commercial Expenses and shared as in Section 8.2.  In any action pursued jointly by the Parties through the JSC, the non-leading Party shall reasonably cooperate with the leading Party, including if required to conduct such defense, furnishing a power of attorney.  The non-leading Party shall have the right to confer, through the JSC, with the leading Party in any such defense and the leading Party shall consider in good faith such input from the non-leading Party.

(c)
Settlement.  Neither Party shall enter into any settlement of any claim described in this Section 9.6 that affects the other Party’s rights or interests without such other Party’s written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.

(d)
Settlement Payment.  Any amounts that either Party becomes obligated to pay as a result of any settlement of or decision rendered in any defense pursuant to this Section 9.6 with respect to the manufacture, use, sale, offer for sale or import of the Product in or for the Territory shall be shared as provided in Section 8.2.

9.7
Patent Oppositions and Other Proceedings.  If either Party desires to bring an opposition, action for declaratory judgment, nullity action, interference, declaration for non-infringement, reexamination or other attack upon the validity, title or enforceability of a Patent owned or controlled by a Third Party that covers, in the Territory, the Product, or the manufacture, use, sale, offer for sale or importation of the Product (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, a Third Party’s claim or assertion of infringement under Section 9.6, in which case the provisions of Section 9.6 shall govern), such Party shall so notify the JSC and the Parties shall promptly confer to determine whether to bring such action or the manner in which to settle such action for the approval by the JSC.  The Parties working jointly through the JSC shall cooperate to assert any such claims under the strategy, terms and conditions as may be authorized by the JSC.  Unless otherwise agreed, the JSC shall designate * as the leading Party for such claims.  The Parties shall make decisions jointly through the JSC in accordance with the provisions of Sections 2.3.  For so long as the Parties continue to pursue such matter jointly through the JSC, all costs and expenses of any actions or settlement efforts under this Section 9.7 shall be shared pursuant to Section 8.2.  In any action pursued jointly by the Parties through the JSC, the non-leading Party shall cooperate fully with the leading Party, including, if required, to conduct such defense, furnishing a power of attorney.  The non-leading Party shall have the right to confer with the leading Party, and the leading Party shall consider in good faith input from the non-leading Party.  Any awards or amounts received in bringing any such action, if any, shall be first allocated to reimburse the Parties’ respective expenses in such action, and any remaining amounts shall be shared pursuant to Section 8.2; provided, however, if either of the License Options is exercised then the entire cost of the action shall be borne by  *, who shall have the final decision making authority over such action, and any awards or amounts received in bringing such action shall first be allocated to reimburse  * for their expenses in such action and any remaining amounts shall be deemed additional Net Sales.

9.8
Parties’ Patent Rights.  If a NOVIMMUNE Product Patent, Joint Patent or TGTX Patent becomes the subject of any proceeding commenced by a Third Party within the Territory in connection with an opposition, reexamination request, action for declaratory judgment, nullity action, interference or other attack upon the validity, title or enforceability thereof (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, an action for infringement against a Third Party under Section 9.5, in which case the provisions of Section 9.5 shall govern), then the Party owning or otherwise Controlling such Patent shall promptly notify the other Party of such effect and discuss with the other Party how to defend such proceedings.  The Party owning or otherwise Controlling such Patent shall, in close communication and discussion with the other Party, control such defense and shall solely bear the costs of such defense; provided that if such action relates to a Joint Patent, the Parties shall confer and determine which Party shall control such action and bear the associated costs.  The controlling Party shall permit the non-controlling Party to participate in the proceeding to the extent permissible under applicable Law, and to be represented by its own counsel in such proceeding, at the non-controlling Party’s expense.  Any awards or amounts received in defending any such Third-Party action, if any, shall be first allocated to reimburse the Controlling Party’s expenses in such action, and any remaining amounts shall be shared pursuant to Section 8.2; provided, however, if either of the License Options have been exercised, then  * shall bear the expense and any remaining amounts shall first be used to reimburse  * ’s expenses and any remainder shall be deemed additional Net Sales.

9.9
Purple Book Listing, Compendial Listing.  NOVIMMUNE shall allow TGTX to file appropriate information with the Regulatory Authority in the Territory listing any NOVIMMUNE Product Patent in the Purple Book or equivalent in the  *, * and  *, and each other country of the Territory, that JV deems appropriate, if any, as a Patent related to the Product and the Parties shall use Diligent Efforts to obtain and maintain such listing.

* Confidential material redacted and filed separately with the Commission.

* Confidential material redacted and filed separately with the Commission.

* Confidential material redacted and filed separately with the Commission.

* Confidential material redacted and filed separately with the Commission.

* Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

ARTICLE X.                                ARTICLE 10

SECTION 10.01                                REPRESENTATIONS AND WARRANTIES

10.1
Mutual Representations and Warranties.  Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows:

a.
Corporate Existence and Power.  It is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted by it hereunder.

b.
Authority and Binding Agreement.  As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

c.
No Conflict.  It is not a party to any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement.  The execution, delivery and performance of this Agreement shall not violate, conflict with or constitute a default under any agreement (including its corporate charter or other organizational documents) to which it is a party or to which it may be bound, or to its best knowledge, any applicable Laws or order of any court or other tribunal.

d.
No Debarment.  In the course of the Development and Commercialization of the Product, each Party has not used and shall not use, during the term of this Agreement, any employee or consultant who has been debarred by any Regulatory Authority, or is the subject of debarment proceedings by a Regulatory Authority.

10.2
Additional Representations, Warranties and Covenants of NOVIMMUNE.  NOVIMMUNE represents, warrants and covenants (as applicable) to TGTX as follows, as of the Effective Date:

a.
Regulatory Materials and Studies.  To the best of NOVIMMUNE’s knowledge, all Regulatory Materials Controlled by NOVIMMUNE in existence as of the Effective Date and to which TGTX has rights of use or reference hereunder (collectively, “NOVIMMUNE Regulatory Materials”), including the Regulatory Materials described in Section 4.1(a), have been prepared, maintained and retained in accordance with applicable Laws.  All preclinical studies conducted with respect to the Product in connection with the preparation of the NOVIMMUNE Regulatory Materials, including such studies from which the data described in Section 4.1(a) are derived, have been conducted substantially in accordance with applicable Laws by persons with appropriate education, knowledge and experience.  NOVIMMUNE has not been debarred and is not subject to debarment, in each case pursuant to Section 306 of the FD&C Act or any similar law or regulation in any jurisdiction outside the United States.

b.
Sufficiency of License Grants.

i.
Except as set forth on Schedule 10.2(b)(i) hereto, to NOVIMMUNE’s best knowledge at the Effective Date the NOVIMMUNE Product Patents and NOVIMMUNE Platform Patents are not subject to any encumbrance, lien or claim or ownership by any Third Party that is inconsistent with the rights and (sub)licenses granted to TGTX hereunder;

ii.
Except as set forth on Schedule 10.2(b)(ii) hereto, NOVIMMUNE owns or possesses adequate right, title and interest in any NOVIMMUNE Product Patents and NOVIMMUNE Platform Patents to grant the licenses thereto to TGTX as provided in Article 6;

iii.
No claim or litigation has been brought or, to NOVIMMUNE’s best knowledge at the Effective Date, is threatened to be brought, by any person or entity alleging that (A) any of the NOVIMMUNE Product Patents or NOVIMMUNE Platform Patents in the Territory is invalid or unenforceable, or (B) practice of any of the NOVIMMUNE Product Patents or NOVIMMUNE Platform Patents for making, using or selling a Product in the Territory infringes or otherwise conflicts or interferes with any intellectual property or proprietary right of any Third Party;

iv.
To NOVIMMUNE’s best knowledge at the Effective Date, no Third Party has infringed or misappropriated any NOVIMMUNE Product Patents or NOVIMMUNE Platform Patents by making, using, importing, offering for sale or selling the Product and, as of the Effective Date, there is no actual or threatened infringement or misappropriation of the NOVIMMUNE Product Patents or NOVIMMUNE Platform Patents by any Third Party by making, using, importing, offering for sale or selling the Product;

v.
Except as set forth on Schedule 10.2(b)(v), to the knowledge of NOVIMMUNE, neither (A) TGTX’s exercise of its rights hereunder with respect to the NOVIMMUNE Technology, nor (B) TGTX’s Development or Commercialization of the Product in the Territory, shall infringe any valid and enforceable Patent or other intellectual property right or other proprietary right of any Third Party;

vi.
This Agreement is consistent with all Novimmune’s Third Party license agreements in all respects and does not conflict with, violate, breach or otherwise give rise to a default by NOVIMMUNE under, any term of any of Novimumme’s Third Party license agreements;

vii.
NOVIMMUNE owns or possesses adequate right, title and interest in the NOVIMMUNE Know-How to grant the license thereto to TGTX as provided in Article 6;

c.
Supply of Finished Product by NOVIMMUNE.  The ready-to-be-labelled Product supplied by NOVIMMUNE to TGTX pursuant to this Agreement (“Novimmune Initial Drug Supply”) shall be manufactured, handled and stored by NOVIMMUNE or its Third Party contract manufacture(s) in compliance with applicable Laws and regulations, including without limitation, GMP requirements.

10.3
Additional Representations of TGTX.

a.
TGTX represents and warrants that it will comply with the U.K. Bribery Act, the United States Foreign Corrupt Practices Act and any and all other Applicable Laws prohibiting corruption or bribery (collectively referred to as the “Anti-Corruption Laws”); and

b.
TGTX agrees, represents and warrants that (i) it (and its Affiliates) shall transport, store, distribute, sell and promote the Product in compliance with all applicable Laws, and (ii) any calculated prices or other data or information that is used by TGTX for reporting purposes pursuant to the rules and regulations of any federal or state government programs, shall be current, accurate and complete and shall comply with applicable Laws.

10.4
Disclaimer.  TGTX understands that the Product is the subject of ongoing clinical research and development and that NOVIMMUNE cannot assure the safety or usefulness of the Product.  In addition, NOVIMMUNE makes no warranties except as set forth in this Agreement concerning the NOVIMMUNE Technology.

10.5
No Other Representations or Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY.  ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

ARTICLE XI.                                ARTICLE 11

SECTION 11.01                                INDEMNIFICATION

11.1
Indemnification by each Party.  Each Party hereby agrees to defend, indemnify, and hold the other Party and its officers, directors, employees, and agents harmless from and against any and all Third Party claims, suits, proceedings, damages, expenses (including court costs and reasonable attorneys’ fees and expenses), and recoveries, including product liability claims (collectively, “Claims”) to the extent that such Claims arise out of, are based on, or result from (a) a breach by the indemnifying Party of its representations, warranties, and obligations under the Agreement; or (b) the willful misconduct or grossly negligent acts of the indemnifying Party or its Affiliates, or the officers, directors, employees, or agents of such indemnifying Party or its Affiliates.  The foregoing indemnity obligation shall not apply to the extent that any Claim arises from, is based on, or results from (i) a breach of any of the representations, warranties, and obligations under the Agreement by the Party seeking indemnity; or (ii) the willful misconduct or grossly negligent acts of the Party seeking indemnity or its Affiliates, or the officers, directors, employees, or agents of such Party.  The foregoing indemnity obligation shall not apply if the applicable indemnitees fail to comply with the indemnification procedures set forth in Section 11.2.  Expenses relating to any other Claims resulting directly or indirectly from the manufacture, use, handling, storage, sale or other disposition of the Product in the U.S. shall be shared equally by the Parties at the time such expenses are required to be paid.

11.2
Indemnification Procedures.  The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim.  In the event of a claim relating to the U.S., the Parties shall confer as to whether such claim would result in indemnification under Section 11.1 and in any event how to respond to the claim.  The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought.  The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice.  The Indemnifying Party shall not settle any claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, unless the settlement involves only the payment of money.  So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle any such Claim without the prior written consent of the Indemnifying Party.  If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 11.

11.3
Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.3 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE DAMAGES AVAILABLE FOR A PARTY’S BREACH OF THE CONFIDENTIALITY OBLIGATIONS IN ARTICLE 12.

11.4
Insurance. Each Party shall procure and maintain insurance adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold.  During the First Step, TGTX shall procure and maintain clinical trial insurance according to the laws and regulations of each country in which the Phase I and Phase II Clinical Trials are performed. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11.  Each Party shall provide the other with written evidence of such insurance upon request.  Each Party shall provide the other with written notice at least  * (  * ) days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other Party hereunder.

* Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

ARTICLE XII.                                ARTICLE 12

SECTION 12.01                                CONFIDENTIALITY

12.1
Confidentiality.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the Term and until the later of (i) the  * ( * ) anniversary of the Effective Date, or (ii) * (  * ) years after the expiration or termination of the Term, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information furnished to it by the other Party pursuant to this Agreement except for that portion of such information or materials that the receiving Party can demonstrate by competent written proof:

(a)
was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality to the disclosing party ,at the time of disclosure by the other Party as evidenced by written documentation;

(b)
was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)
became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)
was disclosed to the receiving Party or its Affiliate by a Third Party without obligations of confidentiality with respect thereto; or

(e)
was independently discovered or developed by the receiving Party or its Affiliate without the aid, application, or use of Confidential Information of the other Party as evidenced by written documentation; provided, however, that this exception shall not apply to information or materials consisting of data and results generated or resulting from Development activities with respect to the Product, which information and materials shall be deemed Confidential Information of the Party who has developed such information or materials regardless of whether such information and materials were independently discovered or developed by the receiving Party or its Affiliate.

12.2
Authorized Disclosure.  Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following situations:

(a)
filing or prosecuting Patents as permitted in this Agreement;

(b)
regulatory submissions and other filings with Governmental Authorities, including filings with the Securities and Exchange Commission;

(c)
prosecuting or defending litigation or other proceedings or regulatory actions;

(d)
complying with applicable Laws;

(e)
disclosure to its employees, agents, and consultants, and any Third Parties  (and potential licensees and) with which a Party is Developing or Commercializing the Product) only on a need-to-know basis and solely as necessary in connection with the performance of this Agreement, provided that in each case the recipient of such Confidential Information must agree to be bound by similar obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Article 12 prior to any such disclosure; and

(f)
disclosure of the material financial terms of this Agreement to any bona fide potential investor, investment banker, acquiror, merger partner, or other potential financial partner; provided that in connection with such disclosure, the disclosing Party shall use all reasonable efforts to inform each recipient of the confidential nature of such Confidential Information and shall cause each recipient of such Confidential Information to treat such Confidential Information as confidential.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to clause (a) through (d) of this Section 12.2, it shall, except where prohibited by applicable Law, give reasonable advance notice to the other Party of such disclosure and use reasonable efforts to secure confidential treatment of such information.  In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

12.3
Publicity; Terms of Agreement.

(a)
The Parties agree that the material terms of this Agreement are included within the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth below in this Section 12.3.  The Parties have agreed to make a joint public announcement of the execution of this Agreement substantially in the form of the press release attached as Exhibit A on or after the Effective Date.

(b)
After release of such press release, if either Party desires to make a public announcement concerning the material terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld.  A Party commenting on such a proposed press release shall provide its comments, if any, within  * (  * ) Business Days after receiving the press release for review.  Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed or previously agreed to by such Party, or by the other Party, in accordance with this Section 12.3.

(c)
The Parties acknowledge that TGTX will be obligated to file a copy of this Agreement with the U.S. Securities and Exchange Commission (the “SEC”).  TGTX shall be entitled to make such a required filing, provided that it requests confidential treatment of certain commercial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available to TGTX.  In the event of any such filing, TGTX shall provide NOVIMMUNE with a copy of the Agreement marked to show provisions for which TGTX intends to seek confidential treatment and shall reasonably consider and incorporate NOVIMMUNE’S comments thereon to the extent consistent with the legal requirements governing redaction of information from material agreements that must be publicly filed.  NOVIMMUNE shall promptly provide any such comments.  NOVIMMUNE recognizes that U.S. Laws and SEC policies and regulations to which TGTX is and may become subject may require TGTX to publicly disclose certain terms of this Agreement that NOVIMMUNE may prefer not be disclosed, and that TGTX is, after completing the above mentioned procedures, entitled hereunder to make such required disclosures to the extent legally required.

12.4
Publications.  Neither Party may publish peer reviewed manuscripts, or give other forms of public disclosure such as abstracts and presentations, of results of studies carried out under this Agreement with respect to the Territory, without the opportunity for prior review by the other Party.  Each Party shall provide the other Party the opportunity to review and comment on any proposed manuscripts or presentations which relate to any Product at least * (  * ) days prior to their intended submission for publication or presentation.  Each Party shall consider the comments of the other Party and shall remove any and all of the other Party’s Confidential Information at the request of such other Party.  A Party seeking publication shall also provide the other Party a copy of the manuscript at the time of the submission.  Neither Party shall have the right to publish or present the other Party’s Confidential Information without the other Party’s prior written consent, except as expressly permitted in this Agreement.

12.5
Injunction.  Each Party shall be entitled, in addition to any other right or remedy it may have, at Law or in equity, to seek an injunction in any court of competent jurisdiction, enjoining or restraining the other Party or its Affiliates from any violation or threatened violation of this Article 12.

* Confidential material redacted and filed separately with the Commission.

* Confidential material redacted and filed separately with the Commission.

* Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

ARTICLE XIII.                                ARTICLE 13

SECTION 13.01                                TERM AND TERMINATION

13.1
Term.  This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 13, shall remain in effect in the Territory until the earlier to occur of:

(i) the exercise of the TGTX License Option and the effective date of the License Agreement between the Parties with respect thereto;

(ii) the exercise of the NOVIMMUNE License Option and the effective date of the License Agreement between the Parties with respect thereto; and

(iii) the later to occur of (A) the expiration of the last applicable patent of the Joint Patents, the NOVIMMUNE Product Patents or NOVIMMUNE Platform Patents, or (B) the expiry of any other exclusivity right with respect to the Product in a country, including patent term extensions, marketing exclusivity or any other non-patent exclusivity.

13.2
Termination.

(a)
Early Withdrawal by TGTX without any cause.  TGTX shall have no right to terminate this Agreement until the enrollment  of the Minimum Phase 1 Patients in the Phase I Dose Escalation study (see Exhibit D). Thereafter, TGTX shall have the right to terminate this Agreement, in its entirety, upon written notice to NOVIMMUNE by at least  * written (  * ) notice prior to the effective date of termination.  If TGTX terminates this Agreement pursuant to this Section 13.2(a), then:

(i)
TGTX shall not, during the applicable notice period, take any action that could adversely affect or impair the further Development and Commercialization of the Product.

(ii)
The JSC shall coordinate the wind-down of TGTX’s efforts under this Agreement.

(iii)
TGTX shall not be responsible for any payments that become due to NOVIMMUNE pursuant to this Agreement that are incurred or accrued during the applicable notice period, other than those that relate to reimbursement of Development and Commercial Expenses based on the P/L Sharing Percentage in effect at the time of termination, subject to determination by the JSC.

(iv)
If TGTX terminates prior to enrollment of the Minimum Phase 1 Patients then TGTX shall pay NOVIMMUNE an amount equal to  * % of the Milestone Payment.

(v)
TGTX shall be responsible for any cancellation fees payable to *, incurred on termination of this Agreement.

(b)
Withdrawal by TGTX with Cause.  Notwithstanding Section 13.2(a), TGTX shall have the right to terminate this Agreement, in its entirety, for Cause upon written notice to NOVIMMUNE by at least  * (  * ) days’ written notice prior to the effective date of termination.  If TGTX terminates this Agreement pursuant to this Section 13.2(b), then:

(i)
TGTX shall not, during the applicable notice period, take any action that could adversely affect or impair the further Development and Commercialization of the Product.

(ii)
The JSC shall coordinate the wind-down of TGTX’s efforts under this Agreement.

(iii)
TGTX shall not be responsible for any payments that become due to NOVIMMUNE pursuant to this Agreement that were incurred or accrued during the applicable notice period, other than those that relate to reimbursement of Development and Commercial Expenses based on the P/L Sharing Percentage in effect at the time of termination, subject to determination by the JSC.

(iv)
TGTX shall be responsible for any cancellation fees payable to *, incurred on termination of this Agreement.

(c)
Termination for Breach.

(i)
NOVIMMUNE shall have the right to terminate this Agreement upon written notice to TGTX if TGTX, after receiving written notice identifying such material breach by TGTX, fails to cure such material breach within  * (  * ) days from the date of such notice; provided, that if such breach cannot be remedied within such  * -day period (including a breach caused by a Financial Force Majeure) and TGTX has provided NOVIMMUNE with a written plan, reasonably acceptable to NOVIMMUNE, setting forth the activities to be performed by TGTX to remedy such breach, then NOVIMMUNE may not terminate this Agreement during such time as TGTX is diligently pursuing the performance of the activities described in the plan; and provided, further, that if such material breach relates solely to a particular country in the Territory, then NOVIMMUNE may terminate this Agreement only with respect to the applicable country but may not terminate this Agreement with respect to any other countries.  Additionally, all the timeframes for curing a breach shall be stayed pending resolution of any disputes related to such purported breach.

(ii)
TGTX shall have the right to terminate this Agreement upon written notice to NOVIMMUNE if NOVIMMUNE, after receiving written notice identifying a material breach by NOVIMMUNE of its obligations under this Agreement, fails to cure such material breach within  * (  * ) days from the date of such notice; provided, that if such breach cannot be remedied within such 90-day period (including a breach caused by a Financial Force Majeure) and NOVIMMUNE has provided TGTX with a written plan, reasonably acceptable to TGTX, setting forth the activities to be performed by NOVIMMUNE to remedy such breach, then TGTX may not terminate this Agreement during such time as NOVIMMUNE is diligently pursuing the performance of the activities described in the plan; and provided, further, that if such material breach relates solely to a particular country in the Territory, then TGTX may terminate this Agreement only with respect to the applicable country but may not terminate this Agreement with respect to any other countries. Additionally, all the timeframes for curing a breach shall be stayed pending resolution of any disputes related to such purported breach.

(iii)
For clarity, if a Party elects not to exercise its rights to terminate this Agreement pursuant to this Section 13.2(c) for the other Party’s uncured material breach or pursuant to Section 13.5, but instead elects to allow this Agreement to continue in effect, then the breaching Party shall continue to be liable to the other Party for any breach of representations, warranties, obligations or agreements made in this Agreement by such breaching Party, and the non-breaching Party shall be entitled to pursue legal and equitable remedies arising from such breach that are available to it.

(d)
Termination for Insolvency.  In the event that either Party makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within  * (  * ) days of the filing thereof, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.

13.3
NOVIMMUNE Termination for TGTX Failure to File IND/CTA: Notwithstanding Section 13.2(b) above if the IND/CTA Filing Conditions are met and TGTX fails to file an IND or CTA in a Major Market on or before the applicable IND/CTA Filing Deadline (other than for reasons beyond the reasonable control of TGTX, such as the requirements of the applicable Regulatory Authority), NOVIMMUNE may terminate this Agreement on  * (  * ) days’ written notice to TGTX unless TGTX makes such filing, or is determined by the JSC to be actively in the process of making such filing before the end of  * (  * ) days’ written notice to TGTX.  Notwithstanding the foregoing, if TGTX decides to conduct the first Phase 1 study outside of the United States or in a Major Market, then this condition shall be satisfied by the enrollment of the first patient in such study.

13.4
Termination for Diligence Failure:  Notwithstanding Section 13.2(b) above, if a party does not correct a failure to use Diligent Efforts within the applicable period specified in, or determined in accordance with this Agreement (a “Diligence Failure”), the non-breaching party shall have the right to terminate this Agreement on  * (  * ) days’ written notice to the breaching party unless the breaching party cures such Diligence Failure before the end of such  * (  * ) day period, or is actively in the process of curing such Diligence Failure before the end of such  * (  * ) day period.

13.5
Effect of Termination of the Agreement.  Upon termination by NOVIMMUNE of the Agreement under Section 13.2(c), Section 13.3, Section 13.4 or Section 13.5, or upon termination by TGTX under Section 13.2(a) and 13.2(b), the following shall apply (in addition to any other rights and obligations under Section 13.7 or 13.8 or otherwise under this Agreement with respect to such termination) with respect to the affected territory or territories:

a.
Intellectual Property.  NOVIMMUNE shall have the right, exercisable upon written notice by NOVIMMUNE to TGTX given within  *1 (  * ) days after the effective date of such termination, to obtain, and effective upon such notice, TGTX shall, and it hereby does, grant to NOVIMMUNE, a perpetual, non-exclusive, worldwide, royalty-bearing license, with the right to sublicense, under TGTX Intellectual Property Rights (which, for purposes of this Section 13.5(a) shall not include the Joint Patents or the Joint Know-How, but see below) solely to develop, make, have made, use, sell, offer for sale, have sold and import the Products in the Field of Use, subject to the terms and conditions set forth below in subparagraph (c).  TGTX shall provide to NOVIMMUNE when enforcing any such rights under this Section 13.5(a) reasonable assistance in such enforcement, at NOVIMMUNE’S request and cost, including joining such action as a party plaintiff if required by applicable Law to pursue such action.  In consideration for such non-exclusive license, NOVIMMUNE shall pay to TGTX a royalty that is  * % of the royalty amounts set forth in Exhibit F.  The royalty will be paid out of NOVIMMUNE’S gross profits following the first commercial sale of the Product, and which gross profits will be based on all amounts paid to NOVIMMUNE from its sublicensing or from sales directly or indirectly in the particular country or Territory.  The term of such royalty will expire on the expiration of the last to expire issued Valid Claim within the TGTX Patents or Joint Patents covering the Product in the particular country or Territory.

TGTX shall, and it hereby does, upon such Termination, grant to NOVIMMUNE, (i) a perpetual, exclusive, worldwide, royalty-free license, with the right to sublicense, under the Joint Patents; and (ii) a perpetual, non-exclusive, royalty-free license to the Joint Know-How, in each case solely to develop, make, have made, use, sell, offer for sale, have sold and import the Products in the Field of Use.  TGTX shall provide to NOVIMMUNE when enforcing any such rights under this Section 13.6(a) reasonable assistance in such enforcement, at NOVIMMUNE’S request and cost, including joining such action as a party plaintiff if required by applicable Law to pursue such action.

b.
Regulatory Materials.  TGTX shall transfer and assign to NOVIMMUNE all Regulatory Materials and Regulatory Approvals for Product for the terminated country(ies) of the Territory, and shall grant NOVIMMUNE a right of reference to all Regulatory Materials filed by TGTX in the Territory solely for the purpose of NOVIMMUNE obtaining Regulatory Approval for the Product in such terminated country(ies).  For avoidance of doubt, NOVIMMUNE shall have right to transfer and assign the rights to any of its licensing partners for the terminated country(ies) of the Territory.

c.
Transition Assistance.  TGTX shall, for a reasonable period of time, provide such assistance, at no cost to NOVIMMUNE, to transfer or transition to NOVIMMUNE all other technology or know-how, including Information generated from the Clinical Trials or other Development activities, or then-existing commercial arrangements, that is, or are, reasonably necessary or useful for NOVIMMUNE to commence or continue Developing, conducting Finished Manufacturing of or Commercializing the Product in or for the terminated country(ies) of the Territory, to the extent TGTX is then performing or having performed such activities.  TGTX shall take such other commercially reasonable actions and shall execute such other instruments, assignments and documents as may be necessary to effect the transition of the Development and Commercialization of the Product to NOVIMMUNE, including without limitation assignments of any contracts, including subcontracting agreements, related to the Development and Commercialization of the Product, unless such assignment is prohibited by a contract and the applicable consent cannot be reasonably procured at reasonable cost.  TGTX will use commercially reasonable efforts to obtain the consent of any third-party to any contract or agreement related to the Development or Commercialization of the Product, which consent is required for the assignment of any such contract or agreement from TGTX to NOVIMMUNE, provided, however, that any cash payment required by TGTX in order to procure any such consent shall be deemed not commercially reasonable.  Prior to receipt of such consent, TGTX shall make available to NOVIMMUNE all rights and other benefits of such contracts, on a subcontract or sublease basis or in some other appropriate manner to the fullest extent reasonably practicable, and NOVIMMUNE shall be considered an independent subcontractor or sublessee of TGTX, with respect to all matters concerning such contracts.

d.
Remaining Inventories.  NOVIMMUNE shall have the right to purchase from TGTX all of the inventory of ready-to-be-labelled and Finished Product held by TGTX for such terminated country(ies) as of the effective date of termination of this Agreement at a price equal to TGTX’s cost to acquire or manufacture such inventory for such terminated country(ies).  NOVIMMUNE shall notify TGTX within  2 (  * ) days after the date of termination of the Agreement whether NOVIMMUNE elects to exercise such right.  If NOVIMMUNE does not exercise such right, then TGTX shall have the right to sell in such terminated country(ies) of the Territory any such remaining inventory over a period of no greater than  * (  * ) months after the effective date of termination of this Agreement provided TGTX  makes appropriate payment to NOVIMMUNE under similar terms of the prevailing P/L  arrangements.

e.
Termination of Licenses.  For clarity, upon any termination of this Agreement under Section 13.2, the licenses granted to TGTX under this Agreement for such terminated country(ies) shall terminate.

f.
Clinical Trials.  In the event that any clinical trial of the Product being conducted by or on behalf of TGTX is on-going as of the effective date of any termination of this Agreement, then upon written request of NOVIMMUNE, TGTX shall cooperate to transfer responsibility for such clinical trial to NOVIMMUNE or its designee as expeditiously as possible in an orderly manner and in compliance with Law and common standards of industry practice, and cooperate to facilitate the transfer to NOVIMMUNE of, as applicable, regulatory filings, CRO contracts, site agreements and the like as expeditiously as possible, provided that the costs of conducting such clinical trial up to the effective date of termination of this Agreement shall be considered Development Costs.  In the event that NOVIMMUNE does not request to transfer responsibility for the conduct of such on-going clinical trial, then TGTX shall wind down such on-going clinical trial as expeditiously as possible, consistent with TGTX’s ethical and regulatory obligations and in compliance with Law and standards of industry practice, provided that all costs of TGTX in winding-down such clinical trial shall be considered Development Costs; provided, however, if the Agreement was terminated by NOVIMMUNE pursuant to Section 13.2(c)(i), Section 13.4, or Section 13.5, or upon termination by TGTX under Section 13.2(a), TGTX shall be responsible for such costs.  However, if the Agreement was terminated by TGTX pursuant to Section 13.2(c)(ii) or Section 13.5, NOVIMMUNE shall be responsible for such costs.

13.6
Other Remedies.  Other than as explicitly stated otherwise in this Article 13, termination or expiration of this Agreement for any reason shall not release any Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination.  Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

13.7
Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by NOVIMMUNE are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The Parties agree that TGTX, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and any foreign equivalent thereto in any country having jurisdiction over a Party or its assets.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against NOVIMMUNE, TGTX shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in TGTX’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon TGTX’s written request therefor, unless NOVIMMUNE elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by or on behalf of NOVIMMUNE upon written request therefor by TGTX.

13.8
Survival.  The following provisions shall survive any expiration or termination of this Agreement for the period of time specified therein (or, if no such period is specified, indefinitely): Articles 1, 10, 11, 12, 14, and 15, and Sections 4.7, 9.1, 9.8 (to the extent that TGTX uses a Product Trademark after such expiration or termination), 13.~~4~~, 13.3, 13.6, 13.7, and 13.8.

* Confidential material redacted and filed separately with the Commission.

* Confidential material redacted and filed separately with the Commission.

* Confidential material redacted and filed separately with the Commission.

1 Confidential material redacted and filed separately with the Commission.

2 Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

ARTICLE XIV.                                ARTICLE 14

SECTION 14.01                                DISPUTE RESOLUTION

14.1 English Language; Governing Law. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.  This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the Laws of the State of New York without giving effect to any choice of law principles that would require the application of the Laws of a different state.

14.2 Disputes.

(a)
The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights or obligations hereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 14.2 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.  With respect to all disputes arising between the Parties (other than those matters delegated to the JSC, which shall be governed in accordance with Section 2.3(c)), including, without limitation, any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within sixty (60) days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the senior executive officers for each Party for attempted resolution by good faith negotiations within  3 (  * ) days after such notice is received.  If the senior executive officers designated by the Parties are not able to resolve such dispute within such  * (  * ) day period, either Party may submit such dispute in accordance with Section 14.2(b).

(b)
Arbitration.  Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, which has not been resolved by the executives of the Parties as provided herein will be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect, by three arbitrators of whom each party will appoint one in accordance with the ‘screened’ appointment procedure provided in Rule 5.4, provided, however, that if one party fails to participate in either the negotiation or mediation as agreed herein, the other party can commence arbitration prior to the expiration of the time periods set forth above. The arbitration will be governed by the Federal Arbitration Act, 9 U.S.C. §§1 et seq., and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The place of arbitration will be New York, NY.  The award may be made a judgment by any court of competent jurisdiction pursuant to the New York Convention, 9 U.S.C. § 201 et seq., and for this purpose the Party against whom the award is made will agree to the personal jurisdiction of the court in which recognition is sought and will not raise any argument of forum non conveniens.

(c)
Notwithstanding anything to the contrary in this Article 14, either Party may seek injunctive relief in any court in any jurisdiction where appropriate.

3 Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

ARTICLE XV.                                ARTICLE 15

SECTION 15.01                                MISCELLANEOUS

15.1
Entire Agreement; Amendment.  This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof.   There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

15.2
Force Majeure.  Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition.  For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including without limitation, an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances).  Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party, except in the case of a Financial Force Majeure. Nevertheless, any failure to make a payment as a result of a Financial Force Majeure will trigger a reduction in a Party’s P/L Share Percentage in accordance with Sections 3.4 and 8.2 hereof.

15.3
Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered sent by a reputable overnight delivery service, or by by e-mail, or (b) 4 (  * ) days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested.

If to NOVIMMUNE:	NOVIMMUNE, S.A. 14 ch. des Aulx, 1228 Plan-Les-Ouates, Geneva,Switzerland Attn: Eduard E. Holdener -Email: Legal@novimmune.com

If to TGTX:	TG Therapeutics Inc. 2 Gansevoort Street | 9th Floor New York, New York 10014 Attn: Michael S. Weiss
15.4
No Strict Construction; Headings.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

15.5
Assignment.  Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to Affiliates or to a successor to substantially all of the business of such Party, whether in a merger, sale of stock, sale of assets or other transaction.  Any permitted assignment shall be binding on the successors of the assigning Party.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.5 shall be null, void and of no legal effect.

15.6
Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates.  Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

15.7
Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.8
Severability.  If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.9
No Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

15.10
Independent Contractors.  Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way.  Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

15.11
Counterparts.  This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement shall be binding upon the delivery by each Party of an executed signature page to the other Party by PDF copy sent by email.  If signature pages are so delivered each Party shall also immediately deliver an executed original counterpart of this Agreement to the other Party by courier delivery service.

15.12
Construction.  Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or).  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The term “including” as used herein means including, without limiting the generality of any description preceding such term.  References to “Article,” “Section” or “Exhibit” are references to the numbered sections of this Agreement and the exhibits attached to this Agreement, unless expressly stated otherwise.

{Signature page follows.}

4 Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

TG THERAPEUTICS, INC.	NOVIMMUNE SA

By:	By:

Name: Michael S. Weiss	Name: Eduard E. Holdener

Title: Chairman and CEO	Title: Chairman and CEO

By:

Name:

Title:

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

Exhibits

Exhibit A: Press release of Joint Venture announcement

Novimmune SA 14 Chemin des Aulx 1228 Plan-Les-Ouates Geneva, Switzerland +41 22 839 71 41 Tel +41 22 839 71 43 Fax www.novimmune.com

[Missing Graphic Reference]

MEDIA INFORMATION

Novimmune SA and TG Therapeutics collaborate on novel treatment for hematological malignancies

Geneva, Switzerland – XXXXX, 2018 – Novimmune SA, a privately held Swiss biopharmaceutical company and TG Therapeutics (New York, USA), announced today that they have entered into an exclusive global agreement to collaborate on the development and commercialization of Novimmune’s Anti-CD47/ Anti-CD19 bispecific antibody, NI-1701. The companies will jointly develop the product on a global basis to treat B cell malignancies.

NI-1701, a fully-human IgG1 bispecific antibody, is based on Novimmune’s κλ body format and is designed to kill B cell tumors by engaging phagocytes. The novel compound is the first anti-CD47 bispecific antibody world wide that will go into clinical trials.

TG Therapeutics will make up-front licensing payments and milestone payments based on early clinical development. They will cover the costs of clinical development of the products through phase II. Both TG Therapeutics and Novimmune will then each have various options to continue the development of the molecule.

“We are delighted to see our first bispecific antibody move forward into the clinic with an experienced partner in the field of hematological malignancies, and to provide proof of principle for our completely novel approach”, said Chairman and Chief Executive Eduard Holdener. We are excited about the potential benefit that this new approach could bring to B cell lymphoma patients.

About Novimmune

Novimmune SA is a privately held, Swiss biopharmaceutical company focused on the discovery and development of antibody-based drugs for the targeted treatment of inflammatory diseases, immune-related disorders, and cancer. The company is headquartered in Geneva and runs a Clinical and Commercial Development Center in Basel. The company currently employs 130 people. More information is available on the company website at www.novimmune.com.

Contact:

Eduard Holdener

+41 22 839 71 41

eholdener@novimmune.com

        About TG Therapeutics

TG Therapeutics is a biopharmaceutical company focused on the acquisition, development and commercialization of novel treatments for B-cell malignancies and autoimmune diseases. Currently, the company is developing two therapies targeting hematological malignancies and autoimmune diseases. Ublituximab (TG-1101) is a novel, glycoengineered monoclonal antibody that targets a specific and unique epitope on the CD20 antigen found on mature B-lymphocytes. TG Therapeutics is also developing umbralisib (TGR-1202), an orally available PI3K delta inhibitor for various hematologic malignancies (www.tgtxinc.com)

Contact:

xxxxxxxxxxx

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

Exhibit B: Novimmune Patents

B(1)           Product Patents

CD47 mAbs & CD47 x CD19 bispecifics (NI-1701):

(*5 Ref. No. * // NovImmune Ref. No. *) is directed to fully human antibodies that recognize CD47. This family discloses the nucleic acid and amino acid sequences for a variety of fully human anti-CD47 monoclonal antibodies and bispecifics that bind CD47 and a second antigen developed by NovImmune.  Specific CD19 sequences are disclosed in this application.  The earliest cases in this family include:

·
U.S. Nonprovisional Application No. * , filed * , * and claiming priority to a provisional application filed * , *;

·
National Stage Applications based on PCT Application No. * , filed * , * and claiming priority to a provisional application filed * , *

o
This family is filed in * , * , * , * , *

B(2)           Platform Patents

(* Ref. No. * // NovImmune Ref. No. * ) * . The cases in this family include:

·
U.S. Nonprovisional Application No. * , filed * , * and claiming priority to a provisional application filed * , * ; and

·
National Stage Applications based on PCT Application No. * , filed * , * and claiming priority to a provisional application filed * , *

o
Pending in the * ; Granted in * , * , * , * , * , * , and *

 (* Ref. No. * // * Ref. No. * ) * .  The cases in this family include:

·
U.S. Nonprovisional Application No. * filed * , * and a provisional application filed * , * ; and

·
National Stage Applications based on National Stage Applications based on PCT Application No. * , filed * , *  and a provisional application filed * , *

o
Pending in * , * , * , * , *  (all cases in substantive examination)

(* Ref. No. * // * Ref. No. * ) * . This family includes:

·
U.S. Application No. * and * , claiming priority to a provisional filed * , *

5 Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

Exhibit C:6 NI-1701 Sequence7

*

6 Confidential material redacted and filed separately with the Commission.

7 Includes Confidential Material redacted in the publicly-filed copy of the Agreement.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

Exhibit D: Phase 1 clinical trial Plan

*

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

Exhibit E:  Licensing Agreement

LICENSING AGREEMENT

BY AND BETWEEN

TG THERAPEUTICS, INC.

AND

NOVIMMUNE S A

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

This Licensing Agreement is made and entered into on [   ] (the “Effective Date”) by and between

Novimmune  S.A., a Swiss corporation having its principal place of business at 14 ch. des Aulx, 1228 Plan-Les-Ouates, Geneva, Switzerland (“NOVIMMUNE”).

On the one hand,

And

TG Therapeutics, Inc., a Delaware corporation, with a place of business at 2 Gansevoort Street | 9th Floor, New York, NY (“TGTX”).

On the other hand;

WITNESSETH:

WHEREAS, Novimmune is a pharmaceutical company focused on the development of novel CD47/CD19 bi-specific antibodies for the treatment of various B-cell proliferative diseases;

WHEREAS, TGTX is a biopharmaceutical company engaged in the development, manufacturing and marketing of pharmaceutical products directed toward the treatment of B-cell proliferative diseases;

WHEREAS, Novimmune and TGTX are parties to that certain Joint Venture and License Option Agreement, dated [   ] May, 2018 (the “JV Agreement”).

WHEREAS, The development of the Product has, to date, progressed satisfactorily to each Party to the JV Agreement, and each Party has upheld the responsibilities delegated to such Party dictated in the JV Agreement;

WHEREAS, The JV Agreement affords [TGTX/Novimmune] the option to convert the JV into an exclusive license to the Product under the terms of Article 6.2 and Exhibit F of such JV Agreement;

WHEREAS, [TGTX/Novimmune] pursuant to the JV Agreement wishes to exercise its option to in license to TGTX all the proprietary rights in and to the compound known as “NI-1701”and Novimmune agrees to out license “NI-1701” to TGTX in order to develop, manufacture and commercialize Products (as hereinafter defined); and

WHEREAS, both TGTX and Novimmune, pursuant to the JV Agreement wish to enter into this definitive Agreement, which provides TGTX with an exclusive license to develop, manufacture and commercialize Products (as hereinafter defined) in the Field of Use (as hereinafter defined) and in the Territory (as hereinafter defined), under the terms and conditions set forth below;

 NOW, THEREFORE, in consideration of the foregoing and the covenants and obligations set forth herein, including the exhibits or appendices hereto, and intending to be legally bound, TGTX and Novimmune hereby agree as follows:

1  DEFINITIONS AND INTERPRETATIONS

Terms, when used with initial capital letters, shall have the meanings set forth below or at their first use when used in this Agreement:

1.1           “Agreement”: shall mean this License Agreement

1.2           “API”: shall mean an active pharmaceutical ingredient.

1.3           “BLA”: shall mean a “Biologics License Application” (as more fully defined in 21 C.F.R. 601 et seq.) filed with the FDA or the equivalent application filed with any other Regulatory Authority to obtain marketing approval for a Product in a country or jurisdiction in the Territory.

1.4           “Biosimilar Product” means a biologic product that (i) is highly similar to the active ingredient in the Product where the Product is the reference-listed biologic, and (ii) is approved by a Governmental Authority pursuant to a Biosimilar License Application, an application under 42 U.S.C. §262(k), or similar application.

1.5           “Change of Control”: means (i) the acquisition, directly or indirectly, by any person, entity or “group” (within meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) by means of a transaction or series of related transactions, of (a) beneficial ownership of fifty percent (50%) or more of the outstanding voting securities of a Party (or the surviving entity, as applicable, whether by merger, consolidation, reorganization, tender offer or other similar means), or (b) all, or substantially all, of the assets of a Party; or (ii) any consolidation or merger of a Party with or into any Third Party, or any other corporate reorganization involving a Third Party, in which those persons or entities that are stockholders of the Party immediately prior to such consolidation, merger or reorganization (or prior to any series of related transactions leading up to such event) own fifty (50%) or less of the surviving entity’s voting power immediately after such consolidation, merger or reorganization.

1.6           “Change of Control Transaction”: shall have the meaning ascribed to this term in Article 16.

1.7           “Cause” means, for purposes of Section 11.1, any unfavorable result from a pre-clinical or clinical trial that, as reasonably determined by TGTX, causes material concerns regarding the tolerability, safety or effectiveness of the Product.

1.8           “Combination” shall mean a co-administration of Product together with any other product.

1.9           “Commercialization”, with a correlative meaning for “Commercialize”: means all activities undertaken before and after obtaining Regulatory Approval relating specifically to the pre-marketing, launch, promotion, marketing, sale, and distribution of  a pharmaceutical product, including: (a) strategic marketing, sales force detailing, advertising, medical education and liaison, and market and product support; and (b) any Phase IV Clinical Trials, and (c) all customer support and Product distribution, invoicing and sales activities.

1.10           “Compound”: shall mean NI-1701 as described herein and as used in Product.

1.11           “Confidential Information”: means, with respect to a Party, all confidential information of such Party that is disclosed to the other Party under this Agreement, which may include specifications, know-how, trade secrets, legal information, technical information, drawings, models, business information, inventions, discoveries, methods, procedures, formulae, protocols, techniques, data, and unpublished patent applications, in each case whether disclosed in oral, written, graphic, or electronic form.  All Confidential Information disclosed by either Party pursuant to the Mutual Confidential Disclosure Agreement between the Parties dated 15th February 2018 shall be deemed to be such Party’s Confidential Information disclosed hereunder.

1.12           “Control” shall mean, with respect to any material, Information, or intellectual property right, that a Party owns or has a license to such material, Information, or intellectual property right and has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to such material, Information, or intellectual property right on the terms and conditions set forth herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be first required hereunder to grant to the other Party such access, license, or sublicense.

1.13           “Data”: shall mean any and all scientific and research data, technical data, test and development data, pre-clinical and clinical data (including pharmacological, biological, chemical, biochemical, toxicological, pre-clinical and clinical test data, analytical and quality control data, stability data, results of studies and patient lists), formulations, processes, protocols, regulatory files and the like which are developed by either Party in connection with the Compound or the Product.

1.14           “Develop or Development”: shall mean all activities relating to preparing and conducting preclinical testing, toxicology testing, human clinical studies, regulatory affairs for obtaining the Regulatory Approvals, formulation development, process development for manufacture and associated validation, quality assurance and quality control activities (including qualification lots). Development shall exclude all Phase IV Clinical Trials.

1.15           “Development Plan”: shall mean plans for development of the Product as outlined in Exhibit D which shall be provided by TGTX and updated and amended pursuant to Section 3.

1.16           “Diligent Efforts”: means, with respect to a Party’s obligation under this Agreement to Develop or Commercialize a Product, the level of efforts and resources required to carry out such obligation in a sustained manner consistent with the efforts and resources a similarly situated biopharmaceutical company devotes to a product of similar market potential, profit potential or strategic value within its portfolio, based on conditions then prevailing i.e. it shall mean the efforts required in order to carry out a task or objective in a diligent and sustained manner without undue interruption, pause or delay, which level is at least commensurate with the level of efforts that a pharmaceutical company would devote to a product of similar potential and having similar commercial and scientific advantages and disadvantages as compared to the Product hereunder. Diligent Efforts requires (without limitation) that the Party exerting such efforts (i) promptly assign responsibility for its obligations to specific employee(s) or contractor(s) who are held accountable for progress and monitor such progress, on an ongoing basis, (ii) set and continue to seek to achieve specific and meaningful objectives for carrying out such obligations, and (iii) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives, in each case in a diligent manner.

1.17           “Diligence Failure”: shall mean TGTX does not correct a failure to use Diligent Efforts within the applicable period specified in, or determined in accordance with Section 3.2.5(b).

1.18           “EMA”: shall mean the European Medicines Agency or any successor agency thereto.

1.19           “FDA”: shall mean the United States Food and Drug Administration, or a successor federal agency thereto.

1.20           “Field” means the prevention, diagnosis, treatment or amelioration of any disease or condition in humans or animals.

1.21           “Field of Use”: shall mean the use of Compound or Products in the Field as defined herein.

1.22           “Finished Product” shall mean a Product that has been filled into vials, syringes or capsules or manufactured into other pharmaceutical presentations for administration, such as tablets or pills; finished and labeled for use in clinical trials or for commercial purposes in accordance with the applicable specifications and legal requirements.

1.23           “First Commercial Sale”: shall mean the first commercial sale by TGTX, its Affiliates and/or Sublicensees to a Third Party of a Product for value in any country in the Territory following receipt of approval to market such Product from the relevant Regulatory Authority in the applicable country.

1.24           “Governmental Authority”: means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.25           “Good Clinical Practices” or “GCP” means the then-current good clinical practice standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA, and comparable regulatory standards, practices and procedures in jurisdictions outside the U.S., in each case as they may be updated from time to time.

1.26           “Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards in jurisdictions outside the U.S., in each case as they may be updated from time to time.

1.27           “Good Manufacturing Practices” or “GMP” means the then-current good manufacturing practices required by the FDA, as set forth in the FD&C Act and the regulations promulgated thereunder, for the manufacture and testing of pharmaceutical and biological materials, and comparable Laws applicable to the manufacture and testing of pharmaceutical and biological materials in jurisdictions outside the U.S., including without limitation 21 CFR 211 (Current Good Manufacturing Practice for Finished Pharmaceuticals) and the guideline promulgated by the International Conference on Harmonization designated ICH Q7A, entitled “Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients” and associated guidelines and regulations, in each case as they may be updated from time to time.

1.28           “IND”: shall mean (a) an Investigational New Drug application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA or any successor application or procedure required to initiate clinical testing of a Product in humans in the Territory; and (b) all supplements and amendments to the foregoing.

1.29           “Indication”: means any indication for which (a) a Product is developed pursuant to an IND or CTA (or if no such filing is required, pursuant to the applicable clinical trial protocol), (b) a BLA for a Product is submitted, or (c) a BLA for a Product is approved by a Regulatory Authority.

1.30           “Information” means any data, results, technology, business information, and information of any type whatsoever, in any tangible or intangible form, including, without limitation, know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data), analytical and quality control data, stability data, other study data and procedures.

1.31           “Joint Inventions”: Any new invention pertaining to the Compound, Product, or their uses made jointly by the Parties.

1.32           “Joint Know-How”: shall mean all Know-How developed or acquired by either Party in performing its obligations pursuant to the JV Agreement that is necessary or useful for the Development, manufacture or Commercialization of the Compound or the Product.

1.33           “Joint Patents”: shall mean any and all patents and patent applications claiming any Joint Invention, together with any and all patents issued on any such applications as well as any divisional, continuation, continuation-in-part, substitution applications, re-issue, re-examination, renewal and extended patents (including supplementary protection certificates (SPC)) of any of the foregoing.

1.34           “Know-How”: shall mean any and all technical information, test and development data and results, formulations, processes, ideas, protocols, regulatory files, preclinical and clinical data (including, without limitation, Data) and the like relating to the use, manufacture, Development, or Commercialization of the Compound or the Product.

1.35           “Launch”: shall mean the First Commercial Sale in a country.

1.36           “Major Market(s)”: shall mean any of the following countries or groups of countries: (i) 8 ; (ii) * ; (iii) * , * , * , * , and the *  (each, a “ * ”); (iv) * ; and (v) * , * or * (each, a “ * ”).

1.37           “Net Sales”: shall mean, with respect to a particular time period, the total amounts received or invoiced by TGTX, its Affiliates, and sublicensees (subject to the provisions set forth in Section 6) for sales of Product made during such time period to unaffiliated Third Parties, less the following deductions to the extent actually allowed or incurred with respect to such sales:

 discounts, including cash, trade, and quantity discounts, retroactive price reductions, charge-back payments, and rebates actually granted or administrative fees actually paid to trade customers, patients (including those in the form of a coupon or voucher), managed health care organizations, pharmaceutical benefit managers, group purchasing organizations, federal, state, or local government and the agencies, purchasers and reimbursers of managed health organizations, pharmaceutical benefit managers, group purchasing organizations, or federal, state or local government;

credits or allowances actually granted upon prompt payment, or losses, actually incurred as a result of  damaged goods, rejections or returns of such Product, including in connection with recalls, and all other reasonable and customary allowances and adjustments actually credited to customers;

packaging, freight, postage, shipping, transportation, warehousing, handling and insurance charges, credit card processing fees and any customary payments with respect to the Products actually made to wholesalers or other distributors, in each case actually allowed or paid for distribution and delivery of Product, to the extent billed or recognized; and

taxes, including sales taxes, excise taxes, value-added taxes, and other taxes (other than income taxes), duties, tariffs or other governmental charges levied on the sale of such Product, including, without limitation, value-added and sales taxes.

Notwithstanding the foregoing, amounts received or invoiced by TGTX, its Affiliates and sublicencees for the sale of Product among TGTX, its Affiliates and sublicencees shall not be included in the computation of Net Sales hereunder.  In any event, any amounts received or invoiced by TGTX and its Affiliates or sublicensees shall be accounted for only once.  Net Sales shall be accounted for in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) consistently applied. Net Sales shall exclude any samples of Product transferred or disposed of at no cost for promotional or educational purposes, and the cost for such samples transferred or disposed of shall be deemed to be included in the Commercial Expenses.

For the purposes of determining royalty rates and the royalties payable on Combinations, Net Sales of Product shall be calculated 9 , * , * , * , and * , * , *  ( * ) *  ( * ) * .  In the event that such average selling price cannot be determined for both Product and all other active ingredient(s) and component(s) included in the Combination Product, Net Sales for purposes of determining payments under this Agreement shall be calculated by * , and * (s) * (s) * , as determined by TGTX using its standard accounting procedures consistently applied.  In the event that the standard fully-absorbed cost of the Product and/or the other active ingredient(s) or component(s) included in such Combination cannot be determined, for the purposes of determining royalties payable hereunder, the Parties shall negotiate in good faith to determine an appropriate commercial value for all the components in the Combination and calculate Net Sales of such Combination accordingly.

Further, the Parties agree to negotiate in good faith for an equitable determination of the Net Sales of the Product in the event TGTX and its Affiliates sells the Product in such a manner that gross sales of the Product are not readily identifiable.  In addition, for purposes of this Agreement, “sale” shall mean any transfer or other distribution or disposition, but shall not include transfers or other distributions or dispositions of Product at no charge for academic research, preclinical, clinical, or regulatory purposes (including the use of a Product in Clinical Trials) or in connection with patient assistance programs or other charitable purposes or to physicians or hospitals for promotional purposes (including free samples to a level and in an amount which is customary in the industry and/or which is reasonably proportional to the market for such Product).

1.38           “Novimmune Know-How”: shall mean (i) all Know-How that is Controlled by Novimmune or its Affiliates on the Effective Date and during the Term, and (ii) Novimmune’s interest in any Joint Know-How, in each case that is necessary or useful for the Development, manufacture or Commercialization of the Compound or the Product.  For clarity, Novimmune Know-How excludes the Novimmune Product and Platform Patents.

1.39           “Novimmune Platform Patent(s)”: shall mean any Patent, including Novimmune’s interest in any Joint Patent, that (a) is Controlled by Novimmune or its Affiliates on the Effective Date and during the Term, and (b) generically claims the Compound or the Product or its manufacture or its use, or any other invention that is otherwise necessary for the Development, manufacture, use or Commercialization of the Compound or the Product in the Field of Use including the patents listed in Exhibit B which shall be from time to time amended and updated during the Term to incorporate the then-current Novimmune Patents.

1.40           “Novimmune Product Patent(s)”: shall mean any Patent, including Novimmune’s interest in any Joint Patent, that (a) is Controlled by Novimmune or its Affiliates on the Effective Date and during the Term, and (b) specifically claims the Compound or the Product or its specific manufacture or its specific use, including the patents listed in Exhibit B which shall be from time to time amended and updated during the Term to incorporate the then-current Novimmune Patents.

1.41           “Party”: shall mean either TGTX or Novimmune, as the context requires, or both TGTX and Novimmune when used in the plural form

1.42           “Patent(s)”: shall mean (a) pending patent applications, including provisional patents, issued patents, utility models and designs; and (b) extensions, reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, requests for continued examination, continuations-in-part, or divisions of or to any patents, patent applications, utility models or designs.

1.43           “Phase I Clinical Trial”: means a small scale trial of a pharmaceutical product on subjects that generally provides for the first introduction into humans of such product with the primary purpose of determining safety, metabolism and pharmacokinetic properties, clinical pharmacology and any other properties of such product as per the study protocol design, as required by 21 C.F.R. 312(a) or a similar study in other countries.

1.44           “Phase II Clinical Trial”: means a small scale clinical trial of a pharmaceutical product on patients, including possibly pharmacokinetic studies, the principal purposes of which are to make a preliminary determination that such product is safe for its intended use and to obtain sufficient information about such product’s efficacy to permit the design of further clinical trials, as required by 21 C.F.R. 312(b) or a similar study in other countries.

1.45           “Phase III Clinical Trial”: means one or more clinical trials on sufficient numbers of patients, which trial(s) are designed to (a) establish that a drug is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed; and (c) support Regulatory Approval of such drug, as required by 21 C.F.R. 312(c) or a similar study in other countries.

1.46           “Product(s)”: shall have the meaning set forth in Section 1.71 of the JV Agreement.

1.47           “Regulatory Approvals” means all approvals (including without limitation supplements, amendments, and pricing approvals), licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the manufacture, storage, import, transport, distribution, marketing, use or sale of a pharmaceutical product in a given regulatory jurisdiction.

1.48           “Regulatory Authority”: means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction, including without limitation, in the U.S., the FDA and any other applicable Governmental Authority in the U.S. having jurisdiction over the Product, and, in the European Union, the EMEA and any other applicable Governmental Authority having jurisdiction over the Product..

1.49           “Royalties”: shall mean the royalties to be paid by TGTX to Novimmune on the basis of Net Sales pursuant to Section 4.3.3 hereof

1.50           “Royalty Term”: shall mean, on a country-by-country basis, the period beginning upon the First Commercial Sale of a Product in a country and ending on the later of (i) on the expiration of the10 within the Licensed Patents covering the sale of the Product in such country, or (ii) expiry of any other * with respect to the Product in a country, including patent term extensions, marketing exclusivity or any other non-patent exclusivity.

1.51           “Sole Inventions”: Any new invention pertaining to the Compound, Product, or their uses made solely by one of the Parties.

1.52           “Subcontractor”: means a Third Party service provider engaged by TGTX to perform contract services on behalf of TGTX or its Affiliates, where TGTX retains a meaningful participatory role in the overall development and commercialization of the Product (e.g., contract research or development organizations, clinical sites performing clinical trials, universities and scientific institutes, distributors in certain countries in the Territory, or contract manufacturing organizations).

1.53           “Sublicensee(s)”: shall mean any Third Party to whom TGTX, or any of its Affiliates, has sublicensed any of TGTX’s rights under the license granted to TGTX pursuant to Section 2.1

1.54           “Technology Transfer Plan”: shall have the meaning ascribed to this term in Section 3.1.1.

1.55           “Territory”: shall mean the entire world.

1.56           “TGTX Exercise Fee”: shall have the meaning ascribed to this term in Section 6.2.

1.57            “TGTX Intellectual Property Rights”: shall mean all TGTX Patents and TGTX Know-How.

1.58           “TGTX Know-How”: shall mean (i) all Know-How that is Controlled by TGTX or its Affiliates on the Effective Date and during the Term, and (ii) TGTX’s interest in the Joint Know-How, in each case that is necessary or useful for the Development, manufacture or Commercialization of the Compound or the Product.  For clarity, TGTX Know-How excludes TGTX Patents.

1.59           “TGTX Patent(s)”: shall mean any Patent, including TGTX’s interest in any Joint Patent, that (a) is Controlled by TGTX or its Affiliates on the Effective Date and during the Term, and (b) claims the Product or its manufacture or its use, or any other invention that is otherwise necessary or useful for the Development, manufacture, use or Commercialization of the Compound or the Product in the Field of Use, including the patents listed in Exhibit [  ], which shall be from time to time amended and updated during the Term to incorporate the then-current TGTX Patents.

1.60           “Third Party”: shall mean any entity other than TGTX or Novimmune or an Affiliate of TGTX or Novimmune.

1.61           “Valid Claim” shall mean (a) any claim of an issued unexpired patent that (i) has not been permanently revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, and (ii) is not lost through an interference proceeding that is unappealable or unappealed within the time allowed for appeal; or (b) provided there is no Biosimilar Product available in the market, a claim of a patent application, which claim has not been abandoned or finally disallowed without the possibility of appeal and provided that such patent application has not been pending before an examining authority for more than 11  ( * ) years from its filing date.

2 LICENSE

2.1 Subject to the terms and conditions of this Agreement, Novimmune grants to TGTX an exclusive license under the Novimmune Product Patents and a non-exclusive license under the Novimmune Platform Patents and Novimmune Know-How, to develop, have developed, make, have made, use, have used, sell, have sold, offer for sale, register, have registered, Commercialize, and have Commercialized and import the Compound or the Product for any Indication in the Field of Use in the Territory.  For avoidance of doubt, Novimmune does not grant to TGTX any right or license with respect to any API other than the Compound, as defined herein above.

2.2 The license granted to TGTX by Novimmune under Section 2.1 includes the right for TGTX to grant sublicenses (across multiple tiers) to its Affiliates and to Third Parties for the development, manufacture, sale and/or commercialization of the Compound or the Product.  All sublicenses granted by TGTX shall be subject to the terms and conditions of this Agreement and TGTX shall enter into a written sublicense agreement with each Sublicensee which will contain terms and conditions fully consistent with the terms and conditions contained in this Agreement. TGTX shall use Diligent Efforts to include in any Commercial Sublicense Agreement express permission to assign all of the rights and obligations under such agreement to Novimmune without consent from the Sublicensee.  TGTX shall provide to Novimmune a true and complete copy of each Commercial Sublicense Agreement entered into by TGTX or any of its Affiliates and any Sublicensee, and of each amendment to any such Commercial Sublicense Agreement, in each case, within * (* ) days after execution of such Commercial Sublicense Agreement or amendment.  For the purpose of this Section 2.2, the term “Commercial Sublicense Agreement” shall mean any agreement executed by TGTX or any of its Affiliates under which any of TGTX’s rights under the license granted to TGTX pursuant to Section 2.1 are sublicensed; provided, however, that the term Commercial Sublicense Agreement shall exclude any agreement between TGTX or its Affiliate and a Subcontractor. In addition, TGTX shall notify Novimmune in writing of the termination of any Commercial Sublicense Agreement within * ( * ) days after such termination. If TGTX determines that there is a reasonable likelihood of its execution of a Commercial Sublicense Agreement or an amendment to, or termination of, an existing Commercial Sublicense Agreement, TGTX shall use reasonable efforts to provide notice thereof to Novimmune, which notice shall be provided solely for Novimmune’ information and planning purposes. No sublicense hereunder shall limit or affect the obligations of TGTX under this Agreement, and TGTX shall remain fully responsible for each Affiliate’s or Sublicensee’s compliance with the applicable terms and conditions of this Agreement. TGTX agrees to take Diligent Efforts to enforce the terms of each Commercial Sublicense Agreement against the relevant Sublicensee in the event of a material breach thereof.  Notwithstanding anything else to the contrary contained in this Agreement, all Commercial Sublicense Agreements shall survive any termination of this Agreement by Novimmune, so long as such Sublicensee is not in breach of the Commercial Sublicense Agreement.

2.3 TGTX may subcontract certain activities to Subcontractors who will conduct such activities, or a portion thereof, on behalf of TGTX.  TGTX’s execution of a subcontracting agreement with any Subcontractor shall not relieve TGTX of any of its obligations under this Agreement.  TGTX shall remain directly liable to Novimmune for any performance or non-performance of a Subcontractor that would be a breach of this Agreement if performed or omitted by TGTX, and TGTX shall be deemed to be in breach of this Agreement as a result of such performance or non-performance of such Subcontractor.  TGTX shall use reasonable efforts to include in any agreement with a Subcontractor express permission to assign all of the rights and obligations under such agreement to Novimmune without consent from the Subcontractor.

2.4 Except as expressly provided in this Agreement, no license or other right is or shall be created or granted hereunder by implication, estoppel or otherwise.

3 DEVELOPMENT PLAN

3.1. Obligations of Novimmune

3.1.1 As soon as possible after the Effective Date, Novimmune shall transfer to TGTX, all Novimmune Know-How that is necessary for TGTX to continue the development and manufacture of the Compound and the Products in accordance with the Development Plan and transfer the relevant information and materials.

3.1.2 At no cost to TGTX, Novimmune shall provide a reasonable amount of technical, scientific and intellectual property support to the Development Plan, as requested by TGTX, during the first 12  (* ) month period beginning on the Effective Date unless the costs associated with such support has been already shared by both Parties pursuant to the JV Agreement.

3.2 Obligations of *

3.2.1 TGTX shall undertake Diligent Efforts to Develop, register and Commercialize the Product in the Field of Use in at least one Major Market and in such other markets as TGTX deems commercially reasonable. TGTX shall use Diligent Efforts to maximize Net Sales and shall not take any action with the intent of reducing or avoiding the milestone payments or any royalties hereunder.  From and after the Effective Date, 13 shall be solely responsible for all the costs relating to the Development, registration and Commercialization of the Product in the Field of Use. * shall solely assume the managing and the financing of the Development Plan, with the objective of verifying the safety, potency and efficacy of the Product and, if the results of clinical development are positive, filing applications for BLA approval in an expeditious manner, within the limits of the demands of the Regulatory Authorities and consistent with Diligent Efforts, as more fully described below in this Section 3.2.2 TGTX shall retain final decision making authority on all Development, Commercialization, marketing, manufacturing and regulatory matters relating to the Product.

3.2.3 TGTX shall conduct the activities set forth in the Development Plan in accordance with all applicable Laws and current good manufacturing practice (cGMP), current good laboratory practice (cGLP) and current good clinical practice (cGCP), where applicable.

3.2.4 The Development Plan will be updated from time to time in accordance herewith and such updates shall be attached hereto as Exhibit D. The Development Plan indicates in reasonable details TGTX’s plans for the Development of Product in the Field of Use, including regulatory and registration strategy consistent with Diligent Efforts. Without limiting the generality of any of the foregoing obligations in this Section 3.2.3, TGTX shall use Diligent Efforts to Develop the Product. TGTX may reasonably revise and amend the Development Plan from time to time upon as much advance notice to Novimmune as is practicable under the circumstances, so long as such amended Development Plan meets the criteria described above.

3.2.5 If at any time TGTX definitively and formally suspends its research or development efforts for the Product, TGTX shall provide Novimmune notification of such suspension, giving reasons and a statement of its intended actions.

3.2.6 TGTX shall be obligated to make Diligent Efforts to Develop, itself or through Affiliates, subcontractors and/or Sublicensees, at least * ( * ) Product in one Major Market.  If Novimmune considers that TGTX has failed to exercise Diligent Efforts, then Novimmune shall notify TGTX in writing within * ( * ) days of appearance of such potential failure thereof stating in reasonable detail the particular alleged failure.

(a) If TGTX disagrees with Novimmune’s claim that TGTX has failed to exercise Diligent Efforts, TGTX shall so notify Novimmune in writing within * (* ) days after receipt of Novimmune’s notice, in which event the Parties shall promptly refer the matter to a Third Party expert in drug development, completely unaffiliated and independent of the Parties and jointly selected by the Parties, to determine whether a failure by TGTX to use Diligent Efforts occurred, or if the related problem was due to some other cause. Neither Party shall unreasonably withhold or delay its approval of such expert. The Parties shall initially share equally the fees and costs of such expert, but promptly after such expert makes a determination regarding the matter, the non-prevailing Party shall reimburse the prevailing Party for the share of such fees and costs borne by the prevailing Party. Should it be determined by the expert that such failure resulted from TGTX’s failure to use Diligent Efforts to Develop the Product, then the expert shall determine what corrective action by TGTX would best meet the standard of Diligent Efforts and a timeframe for the completion of such corrective action by TGTX. The determination of such expert shall be final and binding on the Parties.

(b) If TGTX does not correct such alleged failure either: (i) within 14 ( * ) days after notice of such alleged failure from Novimmune; or (ii) if TGTX disputes Novimmune’s allegation of failure to use Diligent Efforts in accordance with the preceding paragraph (a), within the period specified by the expert; then, in each case, Novimmune shall have the right to terminate this Agreement in accordance with Section 12.3.

3.2.7 TGTX shall maintain reasonable records of its work, including research, development, clinical, manufacturing and commercialization activities with respect to the Product conducted by TGTX under this Agreement, together with all results, data and developments made or generated in connection with any of the foregoing. Such records shall fully and properly reflect all work done and results achieved in the performance of this Agreement in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.

3.2.8 During the Term, TGTX shall use commercially reasonable efforts to keep Novimmune regularly informed of TGTX’s worldwide Product development through periodic reports, including through the issuance of annual and quarterly reports pursuant to the Securites and Exchange Act of 1934.  In addition, throughout the Term, TGTX shall notify Novimmune promptly of the occurrence of the following with respect to a Product: (i) initiation of any material Phase II Clinical Trial in a Major Market; (ii) initiation of any Phase III Clinical Trial in a Major Market; (iii) BLA filing and acceptance in any Major Market; (iv) BLA approval in any Major Market; and (v) First Commercial Sale in any Major Market. TGTX shall also respond to reasonable (i.e., not unduly frequent or burdensome) informal requests from Novimmune for additional information regarding the development of the Product from time to time; provided however, to the extent, TGTX makes a public announcement with respect to the foregoing (i) – (v), such public announcement shall serve as notice.

3.2.9 Novimmune agrees that the results of the Development Plan cannot be accurately predicted, that TGTX’s obligation with respect to the Development Plan is not an obligation to obtain a particular result and that TGTX does not warrant or guarantee that the Development Plan will yield any useful or anticipated results.

4 CONSIDERATION

4.1 As consideration for the exclusive license rights provided in Section 2.1, TGTX shall pay to Novimmune the amounts set forth in this Article 4.

4.2 Exercise Fee

Upon the Effective Date of this Agreement, TGTX shall pay to Novimmune a fully earned, non-refundable, one-time, up-front license fee equal to the sum of 15 ($ * ) [or * ($ * ), if Novimmune exercises their put option under the provisions of the JV Agreement] (the “Exercise Fee”), which shall be payable in cash and/or shares of TGTX Common Stock (the “TGTX Shares”) at the discretion of TGTX.

Upon signature of this Agreement, Novimmune shall provide an original invoice for the TGTX Exercise Fee to TGTX, who shall pay the cash portion of the Exercise Fee within * ( * ) days of receipt of such invoice.

For payments made in TGTX Shares pursuant to this Section 4, such portion of the Exercise Fee shall be made through the issuance of that number of shares of Common Stock of TGTX as shall equal a fraction where the numerator is * and the denominator is the * . For purposes of this Section 4, the “ * ” means the *  (or, * , * ) for the *  ( * ) trading days prior to the Effective Date; provided, however, that in the event that TGTX effects a stock split, combination or stock dividend at any time during such * trading days or subsequent thereto and prior to the issuance of the TGTX Shares, the number of shares of TGTX Common Stock issuable shall be appropriately adjusted to give effect to such action. Within * ( * ) business days of the Effective Date, TGTX shall issue to Novimmune certificates representing the TGTX Shares and within * ( * ) business days of the issuance of such certificates for the TGTX shares, TGTX shall file a resale registration statement covering such shares and shall use Diligent Efforts to make such resale registration statement effective as quickly as possible.  TGTX covenants to use Diligent Efforts to keep such registration statement continuously effective until such time as such shares can be sold without restriction under Rule 144.

4.3 Milestones and Royalties

4.3.1 BLA Acceptance Payment

(a) BLA acceptance payment: Whether such event is achieved by TGTX, its Affiliates, its Sublicensees or any Third Party acting on behalf of TGTX, its Affiliates or its Sublicensees, TGTX shall pay Novimmune a fully earned, non-refundable, one-time, payment in each of the territories listed below upon the acceptance of the first BLA in each such territory:

*	$*
*	$*
*	$*

4.3.2 Approval and Sales Milestone:

(a) Sales Milestones.  TGTX shall pay the sales milestone payments set forth below (which, when paid, shall be considered fully earned and non-refundable) based on cumulative net sales of Product (each, a “Sales Milestone Payment”).  The Sales Milestone Payments shall be paid only once for each of the events set forth in this Section 4.3.2(a), whether such milestone event is achieved by TGTX, its Affiliates, its Sublicensees, or any Third Party acting on behalf of TGTX, its Affiliates, or its Sublicensees.  No payment shall be due for any milestone event which is not achieved.

Sales Milestones:	$*
$*
$*

(b) Approval Milestones.  Whether such event is achieved by TGTX, its Affiliates, its Sublicensees or any Third Party acting on behalf of TGTX, its Affiliates or its Sublicensees, TGTX shall pay Novimmune a fully earned, non-refundable, one-time, milestone payment in each of the territories listed below upon the approval of the first BLA in each such territory:
Approval Milestone:	$*
$*
$*

Any milestone payments owed under Sections 4.3.1 and 4.3.2 may be paid on cash and/or TGTX Shares, or a combination of both, at the discretion of TGTX.  TGTX shall provide Novimmune with written notice within 17  ( * ) working days of the occurrence of any of the foregoing milestone events and the relevant milestone payment is payable by TGTX to Novimmune within * ( * ) days of receipt of a corresponding invoice issued by Novimmune. If TGTX determines that there is a reasonable likelihood of a particular milestone event being achieved on or about a particular date, TGTX shall use reasonable efforts to provide advance notice thereof to Novimmune, which notice shall be provided solely for Novimmune’ planning purposes and shall not be construed as a representation, warranty or covenant by TGTX that such milestone event will occur when anticipated or at all.

4.3.3 Royalties on Net Sales.  TGTX shall pay to Novimmune royalties based on the aggregate annual Net Sales of each Product(s) sold in the Territory at the rate shown in the table below during the Royalty Term for each country.

Sales Royalties	*	* %
	*	* %
	*	* %

4.3.4 Royalty Stacking:

(a) Required Third Party License(s).  Subject to the limitation set forth in clause (b) below, if one or more licenses to patent rights owned or controlled by one or more Third Parties are necessary, as reasonably determined by TGTX and Novimmune jointly, for TGTX to have freedom to operate under the Novimmune Product Patents to Commercialize the Product in the Field and in the Territory, TGTX may obtain such one or more Third Party licenses under such patent rights and to deduct from any royalty payments due to NOVIMMUNE hereunder an amount equal to * percent ( * %) of any royalties paid by TGTX to such one or more Third Parties.

(b) Royalty Floor.  The deductions in the foregoing clause (a) shall be limited in their cumulative application so that no royalty payments due to NOVIMMUNE hereunder shall be reduced by more than * percent ( * %).

4.3.5 Additional Royalty Payments:

At TGTX’s discretion, TGTX shall negotiate a license with * to manufacture the Product.  It is acknowledged that TGTX may be required to pay * for the use of their 18 cell line, media and feeds and manufacturing process, and also a technology transfer fee (to be directly negotiated with *) if the * cell line and process is transferred to a third party CMO.

TGTX shall pay Novimmune for the use of their * cell line, if available, and if required, an additional Royalty payment of * %.

4.4 Payments

4.4.1 Timing of Royalty Payments:

(a) Royalties on Net Sales pursuant to Section 4.3.3 shall be paid by TGTX to Novimmune * within * ( * ) days after the end of calendar * in which such Net Sales are made (as determined by the date of invoice or billing). Simultaneously with such payment, TGTX shall provide a report to Novimmune of its calculation of such Royalties, in sufficient detail, including the amounts of gross revenues and applicable deductions (the “ * Royalty Report”).  Such Royalties shall be subject to a true-up adjustment to take into account deductions under the definition of Net Sales either (A) allowed during a calendar * that were not accrued during such calendar * , or (B) accrued during a calendar * but not taken or later subject to a reversal following the end of such calendar *  (each of (A) and (B), a “True-up Adjustment”).  Each * Royalty Report provided by TGTX shall set forth the amount of any True-up Adjustment applicable to any prior calendar * .

4.4.2 All payments to Novimmune hereunder shall be made using the bank details provided by Novimmune. All payments to Novimmune shall be made in US dollars. If Net Sales are made in another currency other than US dollars, TGTX shall convert them into US dollars for the purpose of the calculation of Royalties by applying the average interbank exchange rate as published by (OANDA/US treasury) for the last day of each month within the calendar * for which payment to Novimmune is due. All costs associated with making payments to Novimmune, including the cost of wire transfers, shall be paid by * .

4.4.3 TGTX shall (and shall require its Affiliates to) prepare and maintain complete and accurate books and records regarding Net Sales (including gross sales and applicable deductions from gross sales), Royalties due hereunder. Novimmune shall have the right to have such books and records reasonably inspected by an independent certified auditor selected by Novimmune and accepted by TGTX, whose acceptance shall not be unreasonably withheld, to confirm Net Sales (including gross sales and applicable deductions from gross sales), Royalties due hereunder. Such auditor will execute a written confidentiality agreement with TGTX and will disclose to Novimmune only such information as is reasonably necessary to provide Novimmune with information regarding any actual discrepancies between the amounts reported or paid and the amounts payable under this Agreement. Such auditor will send a copy of its report to TGTX within 19 ( * ) days of delivery of such report to Novimmune. Such report will include the methodology and calculations used to determine the results. Prompt adjustments shall be made by the Parties to reflect the results of such audit. Records to be available under an inspection shall include all relevant documents pertaining to payments specified above. Novimmune shall bear the fees and expenses of such inspection, provided that, if an underpayment of more than * percent ( * %) of the payments due for any calendar year is discovered in any inspection, then TGTX and or its affiliates shall bear all fees and expenses of that inspection within * ( * ) days after receipt of invoice from Novimmune.

4.4.4 Without limiting any other rights or remedies available to Novimmune, TGTX shall pay Novimmune interest on any payments that are not paid on or before * days from the due date at the British Bankers Association’s one month LIBOR Rate for United States Dollar deposits calculated from the due date to the date paid in full.

4.4.5 In the event TGTX fails to pay overdue amounts to Novimmune within the due date under this Section 4.4, Novimmune shall have the right to terminate this Agreement upon * ( * ) days’ prior written notice to TGTX pursuant to Section 8.4, unless TGTX has cured such failure to pay by the end of such *  ( * ) day period.

4.4.6 TGTX shall make payments to Novimmune under this Agreement withholding any taxes that may be due with respect to such payments to the extent that such withholding is required by applicable law. If any taxes are required to be withheld by TGTX, then TGTX shall (a) deduct such taxes from the payment made to Novimmune, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of such tax payments to Novimmune and certify receipt of such payment by the applicable tax authority within * ( * ) days following such tax payment

5 INTELLECTUAL PROPERTY

5.1 Ownership of Intellectual Property Rights and Inventions

5.1.1 Ownership of Inventions.

The Novimmune Product Patents and Novimmune Platform Patents shall at all times be and remain the sole property of Novimmune, subject to any limitation on the transfer of such rights contained herein.

Inventorship shall be determined in accordance with U.S. patent laws.  Sole Inventions owned by TGTX and TGTX’s interest in all Joint Inventions shall be included in the TGTX Intellectual Property Rights.  Sole Inventions owned by Novimmune and Novimmune’s interest in all Joint Inventions shall be included in the Novimmune Product Patents or Novimmune Platform Patents, as determined by the claimed subject matter; provided that if the claimed subject matter includes a claim specifically directed to the Product, NOVIMMUNE’s interest in all Joint Inventions shall be included in the NOVIMMUNE Product Patent regardless of the existence the same patent or application  of claimed subject matter providing generic Product coverage.

5.1.2 Disclosure of Inventions.  Each Party shall promptly disclose to the other any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing inventions that may be either Sole Inventions or Joint Inventions, and all Information relating to such inventions.  Either Party’s Sole Inventions and Joint Inventions required for the development or commercialization of the Product, shall automatically be included in this Agreement and available for use by the Commercializing Party.

5.1.3 Prosecution of Patents.

a.
Novimmune Patents Other than Joint Patents.  Except as otherwise provided in this Section 5.1.3(a), Novimmune shall have the sole right, authority and obligation to file, prosecute and maintain the Novimmune Product Patents and Novimmune Platform Patents (other than Joint Patents which shall be prosecuted and maintained in accordance with Section 5.1.3(b)) in the Territory and on a worldwide basis.  Novimmune shall provide TGTX reasonable opportunity to review and comment on such prosecution efforts regarding such Novimmune Product Patents in the Territory.  Novimmune shall provide TGTX with a copy of material communications from any patent authority in the Territory regarding such Novimmune Product Patents, and shall provide TGTX with drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses.  Notwithstanding the foregoing, if Novimmune desires to abandon or not maintain any Patent within such Novimmune Product Patents in the Territory, then Novimmune shall provide TGTX with 20 ( * ) days prior written notice of such desire (or such longer period of time as reasonably necessary to allow TGTX to assume such responsibilities) and, if TGTX so requests, shall provide TGTX with the opportunity to prosecute and maintain such Patent in the Territory in place of Novimmune.  If TGTX desires Novimmune to file, in the Territory, a patent application that claims priority from a Patent within the Novimmune Product Patents, other than a Joint Patent, in the Territory, TGTX shall provide written notice to Novimmune requesting that Novimmune file such patent application in the Territory.  If TGTX provides such written notice to Novimmune, Novimmune shall either (i) file and prosecute such patent application and maintain any patent issuing thereon in the Territory or (ii) notify TGTX that Novimmune does not desire to file such patent application and provide TGTX with the opportunity to file and prosecute such patent application and maintain any patent issuing thereon in the Territory in place of Novimmune.  Any patent controlled by or taken over by TGTX under this Section 5.1.3(a) shall henceforth be automatically assigned by NOVIMMUNE in favor of TGTX.

c.
Joint Patents.  Except as otherwise provided in this Section 5.1.3 (b), TGTX shall be entrusted with the right and authority, to prosecute and maintain the Joint Patents on a worldwide basis at its sole discretion herein referred to as an “Entrusted Party” (subject to this Section 5.1.3 (b)).  The Entrusted Party shall provide the other party reasonable opportunity to review and comment on such prosecution efforts regarding such Joint Patents.  The Entrusted Party shall provide the other party with a copy of material communications from any patent authority regarding such Joint Patents, and shall provide the other party with drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses.  If one Party determines in its sole discretion to abandon or not maintain any Patent within the Joint Patents anywhere in the world, then such Party shall provide the other Party with 21 ( * ) days’ prior written notice of such determination (or such longer period of time reasonably necessary to allow  the other party to assume such responsibilities) and shall provide the other Party with the opportunity to prosecute and maintain such Patent at the other Party’s sole expense, and if the other Party so requests, the one Party shall assign such Patent to the other Party (if the other Party is Novimmune, such Patent shall be included in the Novimmune Product Patents or if the other Party is TGTX, in which case such patent will be included in the TGTX Patents).  If the other Party desires to file, in a particular jurisdiction, a patent application that claims priority from a Patent within the Joint Patents, the other Party shall provide written notice to the Entrusted Party of such desire.  Within * ( * ) days of such written notice, the Entrusted Party shall provide written notice to the First Party as to whether the Entrusted Party agrees to file a patent application in such jurisdiction or not.  In the event the Entrusted Party agrees to such a filing, the Entrusted Party shall file such patent application in such jurisdiction.  In the event the Entrusted Party does not desire to file in such jurisdiction, the Entrusted Party shall (i) provide the other Party with the opportunity to file and prosecute such patent application and maintain any patent issuing therefrom, and (ii) assign such patent application or a right to file such patent application to the other Party; and the other Party may file such patent application in such jurisdiction at its sole expense (in which case such Patent shall be included in the respective Party’s Patents).

d.
Cooperation in Prosecution.  Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent prosecution efforts provided above in this Section 5.1.3, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

e.
Costs of Prosecution.  The costs to prosecute and maintain the Novimmune Product Patents related to the Product shall be borne by Novimmune.  The costs to prosecute and maintain the Joint Patents related to the Product shall be borne equally by Novimmune and TGTX.  The costs to prosecute and maintain the TGTX Patents related to the Product shall be borne by TGTX.  A Party taking over responsibility for a particular patent or patent application under this Section 5 shall be responsible for costs associated with same.

5.1.4 Infringement of Patents by Third Parties.

(a)
Notification. Each Party shall promptly notify the other Party in writing of any existing or threatened infringement of the Novimmune Product Patents, Joint Patents or TGTX Patents of which it becomes aware, and shall provide evidence in such Party’s possession demonstrating such infringement.  The Party that is commercializing the Product shall be deemed the “Commercializing Party.”

(b) Infringement of Patents in the Territory.

i.
If a Party becomes aware that a Third Party infringes any Novimmune Product Patent, TGTX Patent, or Joint Patent in the Territory by making, using, importing, offering for sale or selling the Product or any similar CD47/CD19 bi-specific antibody covered by any of such Patents (such activities, “Product Infringement”), then such Party shall so notify the other Party as provided in Section 5.1.4 (a), which such notice shall include all information  available to the notifying Party regarding such alleged infringement.

.
In the Territory, TGTX shall have the first right, but not the obligation, to bring an appropriate suit or other action against any person or entity engaged in such Product Infringement, subject to Section 5.1.4 (b)(iii) below, the cost and expense will be borne by TGTX.  TGTX shall have a period of 22 ( * ) days (or shorter period, if required by the nature of possible proceeding) after notification by Novimmune or providing notification to Novimmune pursuant to Section 5.1.4 (a), to elect to so enforce such Patent.  In the event TGTX does not so elect, it shall so notify Novimmune in writing during such 23 ( * ) day time period (or the above-mentioned shorter period), and Novimmune shall have the right, but not the obligation, to commence a suit or take action to enforce the applicable Patent against such Third Party perpetrating such Product Infringement at its sole cost and expense (except as otherwise expressly provided in this Section 5.1.4 (b)(ii)).  Each Party shall provide to the Party enforcing any such rights under this Section 5.1.4 (b)(ii) reasonable assistance in such enforcement, at such enforcing Party’s request, including joining such action as a party plaintiff if required by applicable Law to pursue such action.  The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts.  Any recoveries obtained from a suit or an action commenced by TGTX hereunder shall first be applied to the recovery of expenses incurred by TGTX or Novimmune (if any) in bringing the suit or action and the remaining amounts, if any, shall be deemed additional Net Sales; provided, further, however, if Novimmune proceeds with the enforcement after TGTX decides not to move forward, then any amounts recovered shall belong solely to Novimmune.

.
The Party not bringing an action with respect to Product Infringement in the Territory under Section 5.1.4 (b) shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Party bringing such action. Additionally, the Party not bringing an action under this Section 5.1.4 (b) may have an opportunity to participate in such action to the extent that the Parties may mutually agree at the time the other Party elects to bring an action hereunder.

(c)
Settlement. TGTX shall not settle any claim, suit or action that it brings under this Section 5.1.4 involving Novimmune Product Patents (excluding Joint Patents) in any manner that would have a materially adverse impact on Novimmune Patents anywhere in the world, or that would materially limit or restrict the ability of either Party to manufacture, use, sell, offer for sale or import the Product anywhere in the world, without the prior written consent of Novimmune.  Novimmune shall not settle any claim, suit or action that it brings under this Section 5.1.4 involving TGTX Patents (excluding Joint Patents) in any manner that would negatively impact the TGTX Patents or that would limit or restrict the ability of either Party to manufacture, use, sell, offer for sale or import the Product anywhere in the world, without the prior written consent of TGTX.  Neither Party shall settle any claim, suit or action that it brings under this Section 5.1.4 involving Joint Patents in any manner that would negatively impact the Joint Patents or that would limit or restrict the ability of either Party to manufacture, use, sell, offer for sale or import the Product anywhere in the world, without the prior written consent of such other Party.

(d)
Reserved

6 REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS

6.1 Each Party represents, warrants and covenants to the other that:

(i) It is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted by it hereunder;

(ii) As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement or instrument, oral or written, to which it is a party or by which it may be bound;

(iii) It has not granted, and shall not grant, any right to any Third Party which would conflict with the rights granted to the other Party hereunder; and

(iv) It is not a party to any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement.  The execution, delivery and performance of this Agreement shall not violate, conflict with or constitute a default under any agreement (including its corporate charter or other organizational documents) to which it is a party or to which it may be bound, or to its best knowledge, any applicable Laws or order of any court or other tribunal.

6.2 Novimmune represents and warrants and covenants to TGTX that as of the Effective Date:

(i) All rights pertaining to the Novimmune Product Patents and Novimmune Platform Patents are owned by Novimmune;

(ii) The Novimmune Product Patents and Novimmune Platform Patents are not subject to any encumbrance, lien or claim or ownership by any Third Party that is inconsistent with the rights and licenses granted to TGTX hereunder;

(iii) Novimmune owns or possesses adequate right, title and interest in the Novimmune Product Patents and Novimmune Platform Patents to grant the license thereto to TGTX as provided in this Agreement;

(iv) No claim or litigation has been brought, or is threatened to be brought, by any person or entity (A) alleging that any of the Novimmune Product Patents or Novimmune Platform Patents in the Territory is invalid or unenforceable, or (B) alleging that use of the Novimmune Product Patents or Novimmune Platform Patents in the Territory infringes or otherwise conflicts or interferes with any intellectual property or proprietary right of any Third Party;

(v)  No Third Party has infringed or misappropriated any Novimmune Product Patents by making, using, importing, offering for sale or selling the Compound or the Product and, as of the Effective Date, there is no actual or threatened infringement or misappropriation of the Novimmune Know How by any Third Party by making, using, importing, offering for sale or selling the Compound or the Product;

(vi) To Novimmune’s knowledge, neither A) TGTX’s exercise of its rights hereunder with respect to the Novimmune Product Patents or Novimmune Platform Patents, nor (B) TGTX’s Development or Commercialization of the Product in the Territory, shall infringe any valid and enforceable Patent of any Third Party;

(vii)  This Agreement is consistent with all Novimmune’s Third Party license agreements in all respects and does not conflict with, violate, breach or otherwise give rise to a default by Novimmune under, any term of any Novimmune Third Party license agreement;

(viii)  Novimmune has obtained any and all consents, if any, required from Third Parties for Novimmune to enter into this Agreement and to grant to TGTX the licenses and other rights provided herein and has provided a copy of such consents to TGTX;

(ix) Novimmune has not received any written notice from any Third Party claiming that the manufacture, use, sale, or importation of the Compound or Product by Novimmune prior to the Effective Date infringed any patent owned or controlled by any Third Party;

(x) Novimmune has not granted any license or other right to any Third Party regarding the Compound or the Product and/or the Novimmune Product Patents; and

(xi) Novimmune has not received any grant from or entered into any agreement with any government and/or any of its subdivisions or federal governmental bodies, or any other governmental bodies, regarding the Compound or the Product and/or the Novimmune Product Patents.

(xii) Novimmune has ended its CD47/CD19 bispecific antibody program and will not engage in a future program that will produce bispecific antibodies that target CD47/CD19.

6.3
Representations, Warranties, and Covenants of TGTX.

6.3.1 TGTX agrees that all of its activities, and the activities of its Affiliates related to its use of the Novimmune Product and Platform Patents and Novimmune Know-How and all Development and Commercialization of the Product including the transport, storage, sale and promotion thereof, pursuant to this Agreement shall comply with all applicable legal and regulatory requirements. TGTX and its Affiliates shall not engage in any activities that use the Novimmune Product and Platform Patents and/or Novimmune Know-How in a manner that is outside the scope of the license rights granted to TGTX hereunder. TGTX represents and warrants that it will comply with the U.K. Bribery Act, the United States Foreign Corrupt Practices Act and any and all other applicable Laws prohibiting corruption or bribery (collectively referred to as the “Anti-Corruption Laws”).

6.3.2 TGTX represents, warrants, and covenants that (i) the issuance of the Shares has been duly authorized by all necessary corporate action; (ii) upon issuance, the Shares will be validly issued, fully paid and nonassessable, free and clear of all liens, encumbrances, restrictions (including under the Securities Act), charges, security interests, rights of first refusal and preemptive rights; and (iii) TGTX shall reserve from its authorized and unissued shares of Common Stock, a sufficient number of shares of Common Stock to issue Novimmune the shares in accordance with Article 6 hereof.

6.4 No Other Representations or Warranties: Except as expressly set forth in this Agreement, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES

7 INDEMNIFICATION AND INSURANCE

7.1 TGTX shall indemnify, defend, and hold harmless Novimmune and its Affiliates and their respective directors, officers, employees and agents (each, a “Novimmune Indemnitee”) from and against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees (collectively, “Losses”), to which any Novimmune Indemnitee may become subject as a result of any claim, demand, action or other proceeding (each, a “Claim”) by any Third Party to the extent such Losses arise out of or result from (a) any breach by TGTX of its representations, warranties, covenants or obligations in this Agreement or (b) the gross negligence or willful misconduct of TGTX and its Affiliates or Sublicensees; except, in each case, to the extent such claim is caused by a breach of this Agreement by Novimmune or the gross negligence or willful misconduct of Novimmune.

7.2  Novimmune shall indemnify, defend, and hold harmless TGTX and its Affiliates and their respective directors, officers, employees and agents (each, a “TGTX Indemnitee”) from and against any and all Losses to which any TGTX Indemnitee may become subject as a result of any Claim by a Third Party to the extent such Losses arise out of or result from (a) any breach by Novimmune of its representations, warranties, covenants or obligations in this Agreement, or (b) the gross negligence or willful misconduct of Novimmune or its Affiliates; except, in each case, to the extent such claim is caused by a breach of this Agreement by TGTX or the gross negligence or willful misconduct of TGTX.

7.3  For purposes of Sections 7.1 and 7.2, the Novimmune Indemnitee or TGTX Indemnitee (the “Indemnified Party”) shall give prompt written notice to the other Party (the “Indemnifying Party”) of any claims, suits or proceedings by Third Parties which may give rise to any claim for which indemnification may be required under Section 7.1 or 7.2; provided, however, that failure to give such notice shall not relieve the Indemnifying Party of its obligation to provide indemnification hereunder except, if and to the extent that such failure materially and adversely affects the ability of the Indemnifying Party to defend the applicable claim, suit or proceeding. The Indemnifying Party shall be entitled to assume the defence and control of any such claim at its own cost and expense; provided, however, that the Indemnified Party shall have the right to be represented by its own counsel at its own cost in such matters. Neither the Indemnifying Party nor the Indemnified Party shall settle or dispose of any such matter in any manner which would adversely affect the rights or interests of the other Party (including the obligation to indemnify hereunder) without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Each Party shall reasonably cooperate with the other Party and its counsel in the course of the defence of any such suit, claim or demand, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information and witnesses.

7.4 At and during such time as TGTX, its Affiliates, or its Sublicensees, begins clinical testing, sale or distribution of Products, TGTX shall (and shall require its Affiliates and Sublicensees to) at its sole expense, procure and maintain commercially reasonable insurance policies as would be maintained by similarly situated pharmaceutical companies consistent with the current industry standards for similar products, and compliant with any applicable law or regulation.

7.5 EXCEPT WITH RESPECT TO A BREACH OF SECTION 10 HEREOF, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE OR SPECIAL DAMAGES OF THE OTHER PARTY ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8 CONFIDENTIALITY

8.1 Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the Term and until the later of (i) the 24 ( * ) anniversary of the Effective Date, or (ii) *  ( * ) years after the expiration or termination of the Term, it shall keep confidential and shall not publish or otherwise disclose, and shall not use for any purpose other than as provided for in this Agreement~~,~~ any Confidential Information furnished to it by the other Party pursuant to this Agreement except for that portion of such information or materials that the receiving Party can demonstrate by competent written proof:

(a)
was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality to the disclosing Party, at the time of disclosure by the other Party, as evidenced by written documentation;
(b)
was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
(c)
became generally available to the public or otherwise part of the public domain after it disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;
(d)
was disclosed to the receiving Party or its Affiliate by a Third Party without obligations of confidentiality with respect thereto; or
(e)
was independently discovered or developed by the receiving Party or its Affiliate without the aid, application, or use of Confidential Information of the other Party, as evidenced by written documentation; provided, however, that this exception shall not apply to information or materials consisting of data and results generated or resulting from Development activities with respect to the  Product, which information and materials shall be deemed Confidential Information of the Party who has developed such information or materials regardless of whether such information and materials were independently discovered or developed by the receiving Party or its Affiliate.

8.2 Authorized Disclosure.  Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following situations:

(a)
filing or prosecuting Patents as permitted in this Agreement;
(b)
regulatory submissions and other filings with Governmental Authorities, including filings with the Securities and Exchange Commission;
(c)
prosecuting or defending litigation or other proceedings or regulatory actions;
(d)
complying with applicable Laws;
(e)
disclosure to its employees, agents, and consultants, and any Third Parties  (and potential licensees and) with which a Party is Developing or Commercializing the Product) only on a need-to-know basis and solely as necessary in connection with the performance of this Agreement, provided that in each case the recipient of such Confidential Information must agree to be bound by similar obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Article 10 prior to any such disclosure; and
(f)
disclosure of the material financial terms of this Agreement to any bona fide potential investor, investment banker, acquiror, merger partner, or other potential financial partner; provided that in connection with such disclosure, the disclosing Party shall use all reasonable efforts to inform each recipient of the confidential nature of such Confidential Information and shall cause each recipient of such Confidential Information to treat such Confidential Information as confidential.

8.3 The Parties agree that the terms of this Agreement shall be treated as Confidential Information by both Parties.

8.4 The Parties acknowledge that each Party may desire or be required to issue press releases or to make other public disclosures relating to this Agreement or its terms. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases or other public disclosures prior to the issuance thereof, provided that a Party may not unreasonably withhold consent to such releases, and that either Party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations. In addition, following an initial press release announcing this Agreement, each Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of this Agreement which have already been publicly disclosed in accordance herewith.

8.5 Subject to Section 8.4, TGTX shall not use the name “Novimmune” nor any variation or adaptation thereof, nor any trademark, tradename or other designation owned by Novimmune or its Affiliates, nor the names of any of its officers, employees or agents, for any purpose without the prior written consent of the other Party in each instance, except that TGTX may state that it has licensed from Novimmune one or more of the patents and/or applications within the Novimmune Patents, and TGTX may use Novimmune’s logo on TGTX’s corporate website and corporate presentation materials for such purpose, subject to Novimmune’s prior review and approval (not to be unreasonably withheld) of TGTX’s proposed use thereof.

8.6 Subject to Section 8.4, Novimmune shall not use the name of “TGTX” or its Affiliates nor any variation or adaptation thereof, nor any trademark, tradename or other designation owned by TGTX or its Affiliates, nor the names of any of its officers, employees or agents, for any purpose without the prior written consent of the other Party in each instance, except that Novimmune may state that it has licensed to TGTX one or more of the patents and/or applications within the Novimmune Patents, and Novimmune may use TGTX’s logo on Novimmune’s corporate website and corporate presentation materials for such purpose, subject to TGTX’s prior review and approval (not to be unreasonably withheld) of Novimmune’s proposed use thereof.

8.7 Each Party recognizes that the publication by TGTX of Data and other information regarding Compounds and Products, such as by public oral presentation, manuscript or abstract, may be beneficial to both Parties provided such publications are subject to reasonable controls to protect Confidential Information. Accordingly, Novimmune shall have the right to review and comment on any material proposed for public oral presentation or publication by TGTX that includes Data or other results of preclinical or clinical development of the Compound or any Product and/or includes Confidential Information of Novimmune. Before any such material is submitted for publication, TGTX shall use reasonable efforts to deliver a complete copy to Novimmune at least 25 ( * ) days prior to submitting the material to a publisher or initiating any other disclosure. Novimmune shall review any such material and give its comments to TGTX within ten ( * ) * of the delivery of such material to Novimmune. With respect to public oral presentation materials and abstracts, Novimmune shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to TGTX with appropriate comments, if any, but in no event later than ten ( * ) * from the date of delivery to Novimmune. TGTX shall comply with Novimmune’s request to delete references to Novimmune’s Confidential Information in any such material. In addition, if any such publication contains patentable subject matter, then at Novimmune’s request, TGTX shall either delete the patentable subject matter from such publication or delay any submission for publication or other public disclosure for a period of up to an additional *  ( * ) days so that appropriate patent applications may be prepared and filed.

8.8  Subject to Section 8.7, TGTX and its contractors, including without limitation clinical research organizations, shall have the right to publish results of all clinical trials of the Compound or any Product on TGTX’s clinical trial register, and such publication will not be a breach of the confidentiality obligations provided in this Article 8.

8.9 All obligations of confidentiality and non-use imposed under this Article 8 shall expire 26 ( * ) years after the date of termination or expiration of this Agreement.

9 EXPIRY OF THE AGREEMENT; CONSEQUENCES OF EXPIRY

9.1 Unless terminated earlier pursuant to Article 10 or other mutual written agreement, this Agreement shall commence upon the Effective Date and shall expire, on a country-by-country basis on the expiration of the Royalty Term (the “Royalty Term”).

10 TERMINATION

10.1 TGTX Termination with Cause: TGTX may terminate this Agreement at any time for Cause upon *  ( * ) days’ prior written notice to Novimmune.

10.2 TGTX Termination: TGTX may terminate this Agreement at any time for any reason upon *  ( * ) days’ prior written notice to Novimmune.

10.3 Novimmune Termination for TGTX Diligence Failure: If TGTX does not correct a failure to use Diligent Efforts within the applicable period specified in, or determined in accordance with, Section 3.2.5 (b) (a “Diligence Failure”), Novimmune shall have the right to terminate this Agreement on * ( * ) days’ written notice to TGTX unless TGTX cures such Diligence Failure before the end of such * ( * ) day period.

10.4 Termination for Material Breach: Each Party shall have the right to terminate this Agreement upon * ( * ) days’ (or * ( * ) days’ in the case of failure to make payment of amounts due hereunder) prior written notice to the other Party in the event of the material breach of any term or condition of this Agreement by the other Party, unless the breaching Party has cured such breach by the end of the applicable cure period; provided, however, that:

(a) this Section 10.4 shall not apply to any Diligence Failure by TGTX (in which case, Novimmune’s termination right shall be as set forth in Section 10.3); and

(b) any right to terminate under this Section 10.4 shall be stayed and the cure period shall be stopped in the event that, during any cure period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Article 19 with respect to the alleged breach, which stay and stopping shall last so long as the dispute resolution proceedings are ongoing.

11 CONSEQUENCES OF TERMINATION

11.1 In the event of

(A) termination of this Agreement by TGTX pursuant to Section 10.1 or 10.2:

(a) The license granted by Novimmune to TGTX under Section 2.1 shall terminate and revert to Novimmune on the effective date of termination.

(b) Novimmune shall have the right, exercisable upon written notice by Novimmune to TGTX given within 27 ( * ) days after the effective date of such termination, to obtain, and effective upon such notice, TGTX shall, and it hereby does, grant to Novimmune, a perpetual, non-exclusive, worldwide, royalty-bearing license, with the right to sublicense, under TGTX Intellectual Property Rights (which, for purposes of this Section 11.1(A)(b) shall not include the Joint Patents or the Joint Know-How) solely to develop, make, have made, use, sell, offer for sale, have sold and import the Compound and Products in the Field of Use, subject to the terms and conditions set forth below in subparagraph (c).  In consideration for such exclusive license, Novimmune shall pay to TGTX a royalty that is * % of the royalty amounts set forth in section 4.3.3 herein.

TGTX shall provide to Novimmune when enforcing any such rights under this Section 11.1(A)(b) reasonable assistance in such enforcement, at Novimmune’s request and cost, including joining such action as a party plaintiff if required by applicable Law to pursue such action.

In addition, TGTX shall, and it hereby does, upon such Termination grant to Novimmune, (i) a perpetual, exclusive, worldwide, royalty-free license, with the right to sublicense, under the Joint Patents; and (ii) a perpetual, exclusive, royalty-free license to the Joint Know-How, in each case solely to develop, make, have made, use, sell, offer for sale, have sold and import the Compound and Products in the Field of Use, subject to the terms and conditions set forth below in subparagraph (c).  TGTX shall provide to Novimmune when enforcing any such rights under this Section 11.1(A)(b) reasonable assistance in such enforcement, at Novimmune’s request and cost, including joining such action as a party plaintiff if required by applicable Law to pursue such action.

(c)  TGTX shall:

(i) at no cost to Novimmune transfer to Novimmune as soon as reasonably practicable all Data and information in TGTX’s or its Affiliates’ Control and possession relating to the Compound or Products as may be necessary to enable Novimmune to practice such license,

(ii) at no cost to Novimmune transfer and assign to Novimmune all of its right, title and interest in and to all INDs, BLAs, drug dossiers and master files with respect to any and all Products and all regulatory approvals with respect to any and all Products, and

(iii) Take such other commercially reasonable actions and shall execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under this subparagraph (c) to Novimmune, including without limitation assignments of any contracts, including sublicensing agreements, related to the Development and Commercialization of any Product or New Product, unless such assignment is prohibited by a contract and the applicable consent cannot be reasonably procured at reasonable cost.  TGTX will use reasonable commercial efforts to obtain the consent of any third-party to any contract or agreement related to the Development or Commercialization of the Product or a New Product, which consent is required for the assignment of any such contract or agreement from TGTX to Novimmune, provided, however, that any cash payment required by TGTX in order to procure any such consent shall be deemed not commercially reasonable.  Prior to receipt of such consent, TGTX shall make available to Novimmune all rights and other benefits of such contracts, on a subcontract or sublease basis or in some other appropriate manner to the fullest extent reasonably practicable and permitted by the terms of the contract or otherwise consented to by the other party to such contract, and Novimmune shall be considered an independent subcontractor or sublessee of TGTX, with respect to all matters concerning such contracts.

(B) termination of this Agreement by TGTX pursuant to Section 10.4:

(a) the license granted by Novimmune to TGTX pursuant to Section 2.1 remains in full force and effect in accordance with its terms and until such time on a country-by-country basis (i.e. partial) as the expiration of the Royalty Term or Entire territory , subject to TGTX’s compliance with Article 4;

(b) all notification and reporting rights of Novimmune shall terminate and be of no further force or effect;

(c) pending the outcome of arbitration proceedings pursuant to Article 17, TGTX shall have the right to pay all amounts that become due under Article 4 after such termination into an escrow account with a reputable bank, and to the extent the arbitrators award damages to TGTX, the arbitrators shall be authorized, in their discretion, (i) to cause the release to TGTX of all or any part of the escrowed funds in partial or full satisfaction of such award, and/or (ii) to adjust the amounts payable by TGTX to Novimmune under this Agreement to compensate TGTX for damages suffered by TGTX as a result of Novimmune’ material breach.

(C)
 termination of this Agreement by Novimmune pursuant to Section  10.3, or termination of this Agreement by Novimmune pursuant to Section 10.4 (subject to paragraph (b) thereof):

(a) The license granted by Novimmune to TGTX under Section 2.1 shall terminate and revert to Novimmune on the effective date of termination.

(b) Novimmune shall have the right, exercisable upon written notice by Novimmune to TGTX given within 28 ( * ) days after the effective date of such termination, to obtain, and effective upon such notice, TGTX shall, and it hereby does, grant to Novimmune, a perpetual, non-exclusive, worldwide, royalty-bearing license, with the right to sublicense, under TGTX Intellectual Property Rights (which, for purposes of this Section 11.1(C)(b) shall not include the Joint Patents or the Joint Know-How) solely to develop, make, have made, use, sell, offer for sale, have sold and import the Compound and Products in the Field of Use, subject to the terms and conditions set forth below in subparagraph (c).  TGTX shall provide to Novimmune when enforcing any such rights under this Section 11.1(C)(b) reasonable assistance in such enforcement, at Novimmune’s request and cost, including joining such action as a party plaintiff if required by applicable Law to pursue such action.  In consideration for such license, Novimmune shall pay to TGTX a royalty based on the fair market value of such license.  The royalty will be negotiated in good faith by the Parties within * ( * ) days following the effective date of the termination.  If the Parties cannot agree on the terms of the royalty, the parties will select a disinterested Third Party to determine the fair market value of the license (the “Appraiser”).  Once the Appraiser is selected, the Appraiser shall be instructed to furnish a written appraisal within * ( * ) days of it selection.  TGTX shall bear the Appraiser’s reasonable costs and expenses.  The fair market value royalty will be paid out of Novimmune’s gross profits following the first commercial sale of the Product, and which gross profits will be based on all amounts paid to Novimmune from its sublicensing or from sales directly or indirectly in the particular country or Territory.  The term of such royalty will expire on the expiration of the * .

TGTX shall, and it hereby does, upon such Termination grant to Novimmune, (i) a perpetual, exclusive, worldwide, royalty-free license, with the right to sublicense, under the Joint Patents; and (ii) a perpetual, exclusive, royalty-free license to the Joint Know-How, in each case solely to develop, make, have made, use, sell, offer for sale, have sold and import the Compound and Products in the Field of Use, subject to the terms and conditions set forth below in subparagraph (c).  TGTX shall provide to Novimmune when enforcing any such rights under this Section 11.1(C)(b) reasonable assistance in such enforcement, at Novimmune’s request and cost, including joining such action as a party plaintiff if required by applicable Law to pursue such action.

(c)  TGTX shall:

(i) at no cost to Novimmune , transfer to Novimmune as soon as reasonably practicable all Data and information in TGTX’s or its Affiliates’ Control and possession relating to the Compound or Products as may be necessary to enable Novimmune to practice such license; (ii) at no cost to Novimmune,  transfer and assign to Novimmune all of its right, title and interest in and to all INDs, BLAs, drug dossiers and master files with respect to any and all Products and all regulatory approvals with respect to any and all Products; and (iii) Take such other commercially reasonable actions and shall execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under this subparagraph (c) to Novimmune, including without limitation assignments of any contracts, including sublicensing agreements, related to the Development and Commercialization of any Product or New Product, unless such assignment is prohibited by a contract and the applicable consent cannot be reasonably procured at reasonable cost.  TGTX shall use reasonable commercial efforts to obtain the consent of any third-party to any contract or agreement related to the Development or Commercialization of the Product or a New Product, which consent is required for the assignment of any such contract or agreement from TGTX to Novimmune, provided, however, that any cash payment required by TGTX in order to procure any such consent shall be deemed not commercially reasonable.  Prior to receipt of such consent, TGTX shall make available to Novimmune all rights and other benefits of such contracts, on a subcontract or sublease basis or in some other appropriate manner to the fullest extent reasonably practicable and permitted by the terms of the contract or as consented to by the other party to the contract, and Novimmune shall be considered an independent subcontractor or sublicensee of TGTX, with respect to all matters concerning such contracts.

(d) pending the outcome of arbitration proceedings pursuant to Article 19, TGTX shall pay all amounts that become due under Article 6 after such termination into an escrow account with a reputable bank, and to the extent the arbitrators award damages to Novimmune, the arbitrators shall be authorized, in their discretion, (i) to cause the release to Novimmune of all or any part of the escrowed funds in partial or full satisfaction of such award, and/or (ii) to adjust the amounts payable to Novimmune under this Agreement to compensate Novimmune for damages suffered by Novimmune as a result of TGTX’s material breach.

11.2 Any termination of this Agreement shall be without prejudice to any rights or obligations which have accrued to any Party prior to such termination. Without limiting the generality of the foregoing, termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to hereunder.

12  SURVIVING PROVISIONS

Sections 4.4 and Articles 1, 8, 9, 10, 13, 14, 15, 17, 18, 19 and 21 shall survive termination or expiration of this Agreement.

13   NOTICES

Notices required or permitted to be made or given to either Party hereto pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by certified or registered mail, postage prepaid, addressed to it at its address set forth or to such other address as it shall designate in the course of this Agreement by written notice to the other Party as follows:

If to Novimmune:	If to TGTX:
Novimmune Attention: Novimmune 14 ch. des Aulx, 1228 Plan-Les-Ouates, Geneva,Switzerland Email- Legal@Novimmune.com	TGTX Attention: Hari Miskin TG Therapeutics, Inc. 2 Gansevoort Street | 9th Floor New York, NY 10014 U.S.A. Email – hm@tgtxinc.com

14 INDEPENDENT CONTRACTOR

The relationship of TGTX and Novimmune under this Agreement is intended to be that of an independent contractor. Nothing contained in this Agreement is intended or is to be construed so as to constitute the Parties as partners or joint ventures or either Party as an agent or employee of the other. Neither Party has any express or implied right or authority under this Agreement to assume or create any obligations on behalf of or in the name of the other, or to bind the other Party to any contract, agreement or undertaking with any Third Party.

15 COMPLETE AGREEMENT

The Parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the Parties, and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof, including JV Agreement, but excluding:

 (a) that certain Confidentiality Agreement between the Parties dated 15th February 2018 (the “Original Confidentiality Agreement”), which shall remain in full force and effect in accordance with its terms; provided, however, that all “Confidential Information” (as defined by the Original Confidentiality Agreement) of Novimmune relating to its CD47/CD19 bi-specific antibody programs, shall be deemed Confidential Information for purposes of this Agreement; and

(b) In the event of any conflict between the provisions of this Agreement and the provisions of the Original Confidentiality Agreement, this Agreement shall control. No modification of this Agreement shall be deemed to be valid unless in writing and signed by both Parties

16 ASSIGNMENT

Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent: (a) in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise (each, a “Change of Control Transaction”), provided that in the event of a Change of Control Transaction in which the acquiring party is a Third Party, intellectual property rights of the acquiring party to such Change of Control Transaction that exist prior to the effective time of such Change of Control Transaction shall not be included in the technology licensed hereunder or otherwise subject to this Agreement; or (b) to an Affiliate, provided that no such assignment to an Affiliate shall relieve the assigning Party of its obligations hereunder. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

17 GOVERNING LAW AND DISPUTE RESOLUTION

17.1
 English Language; Governing Law. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.  This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the Laws of the State of New York without giving effect to any choice of law principles that would require the application of the Laws of a different state.

17.2
 Disputes.

(a)
The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights or obligations hereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 17.2 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.  With respect to all disputes arising between the Parties, including, without limitation, any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within 29 ( * ) days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the senior executive officers for each Party for attempted resolution by good faith negotiations within * ( * ) days after such notice is received.  If the senior executive officers designated by the Parties are not able to resolve such dispute within such * ( * ) day period, either Party may submit such dispute in accordance with Section 17.2(b).
(b)
Arbitration.  Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, which has not been resolved by the executives of the Parties as provided herein will be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect, by three arbitrators of whom each party will appoint one in accordance with the ‘screened’ appointment procedure provided in Rule 5.4, provided, however, that if one party fails to participate in either the negotiation or mediation as agreed herein, the other party can commence arbitration prior to the expiration of the time periods set forth above. The arbitration will be governed by the Federal Arbitration Act, 9 U.S.C. §§1 et seq., and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The place of arbitration will be New York, NY.  The award may be made a judgment by any court of competent jurisdiction pursuant to the New York Convention, 9 U.S.C. § 201 et seq., and for this purpose the Party against whom the award is made will agree to the personal jurisdiction of the court in which recognition is sought and will not raise any argument of forum non conveniens.
(c)
Notwithstanding anything to the contrary in this Article 19, either Party may seek injunctive relief in any court in any jurisdiction where appropriate.

18  FORCE MAJEURE

18.1 Neither Party shall be liable for a failure to comply with a provision herein, if it is prevented from performing the said provision because of force majeure, this notion being defined as an event beyond the control of the Parties and independent from their will including, but not limited to, strikes or other labor trouble, war, insurrection, fire, flood, explosion, extreme weather and storms, discontinuity in supply of power, court order or governmental interference

18.2 Despite the event of force majeure, either Party hereto shall undertake reasonable efforts to comply to the extent possible with its obligations towards the other Party, pursuant to this Agreement.

18.3 The Party invoking an event of force majeure shall notify it forthwith to the other Party, and must specify which one or ones of its obligations it is being prevented from complying with, and the nature of force majeure, and must give an estimate of the period during which it is likely that it shall be prevented from complying with the said obligation or obligations

19 MISCELLANEOUS

19.1 If any provision of this Agreement should be or become fully or partly invalid or unenforceable for any reason whatsoever or should violate any applicable law, this Agreement is to be considered divisible as to such provision and such provision is to be deemed deleted from this Agreement, and the remainder of this Agreement shall be valid and binding as if such provision were not included therein. There shall be substituted for any such provision deemed to be deleted a suitable provision which, as far as is legally possible, comes nearest to the sense and purpose of the stricken provision

19.2 Failure by any Party to enforce any term or provision of this Agreement in any specific instance or instances hereunder shall not constitute a waiver by such Party of any such term or provision, and such Party may enforce such term or provision in any subsequent instance without any limitation or penalty whatsoever.

19.3 This Agreement is neither expressly nor impliedly made for the benefit of any entity other than the Parties.

19.4 The headings set forth in this Agreement are for convenience only and do not qualify or affect the terms or conditions of this Agreement. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

19.5 No waiver of any right or remedy hereunder shall be effective unless provided in writing executed by the waiving Party.

19.6 The agreement survives in case either Party is acquired or goes bankrupt.

19.7 This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement shall be binding upon the delivery by each Party of an executed signature page to the other Party by facsimile or electronic transmission.  If signature pages are so delivered by facsimile or electronic transmission, each Party shall also immediately deliver an executed original counterpart of this Agreement to the other Party by courier delivery service.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date

TG THERAPEUTICS, INC.	NOVIMMUNE SA

Name:	Name:
Title	Title:

Date:	Date:

8 Confidential material redacted and filed separately with the Commission.

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CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

Exhibit G

NI-1701 Study Reports & Mapping

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30 Confidential material redacted and filed separately with the Commission.